Exhibit 10.2

EXECUTION COPY

U.S. $400,000,000

AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

Dated as of January 22, 2010

Among

ARES CAPITAL CP FUNDING LLC,
as the Borrower

and

ARES CAPITAL CORPORATION,
as the Servicer and the Transferor

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Note Purchaser

and

WELLS FARGO SECURITIES, LLC,
as the Agent

and

U.S. BANK NATIONAL ASSOCIATION,
as the Collateral Custodian, Trustee and the Bank

i

(continued)

(continued)

(continued)

			Page

Section 11.1	2	Characterization of Conveyances Pursuant to the Purchase and Sale Agreements	134

Section 11.1	3	Confidentiality	135

Section 11.1	4	Non-Confidentiality of Tax Treatment	137

Section 11.1	5	Waiver of Set Off	137

Section 11.1	6	Headings and Exhibits	137

Section 11.1	7	Breaches of Representations, Warranties and Covenants	137

Section 11.1	8	Assignments of Loan Assets	137

Section 11.1	9	Affirmation	138

Section 11.2	0	Back-Up Servicer Removal	138

ARTICLE XII.	COLLATERAL CUSTODIAN		138

Section 12.0	1	Designation of Collateral Custodian	138

Section 12.0	2	Duties of Collateral Custodian	139

Section 12.0	3	Merger or Consolidation	141

Section 12.0	4	Collateral Custodian Compensation	141

Section 12.0	5	Collateral Custodian Removal	142

Section 12.0	6	Limitation on Liability	142

Section 12.0	7	Collateral Custodian Resignation	143

Section 12.0	8	Release of Documents	143

Section 12.0	9	Return of Required Loan Documents	144

Section 12.1	0	Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer	144

Section 12.1	1	Custodian as Agent of Trustee	145

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Eligibility Criteria
SCHEDULE IV	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE V	Loan Asset Schedule
SCHEDULE VI	Original Loan Assets
SCHEDULE VII	Disclosed Matters

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Assignment of Mortgage
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Disbursement Request
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	Form of Notice of Reduction (Reduction of Maximum Facility Amount)
EXHIBIT I	Form of Variable Funding Note
EXHIBIT J	Form of Notice and Request for Consent
EXHIBIT K	Form of Certificate of Closing Attorneys
EXHIBIT L	Form of Servicing Report
EXHIBIT M	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT N	Form of Release of Required Loan Documents
EXHIBIT O	Form of Transferee Letter
EXHIBIT P	Form of Power of Attorney for Servicer
EXHIBIT Q	Form of Power of Attorney for Borrower
EXHIBIT R	Form of Servicer’s Certificate (Loan Asset Register)

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This AMENDED AND RESTATED SALE AND SERVICING AGREEMENT is made as of January 22, 2010, among:

(1)           ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2)           ARES CAPITAL CORPORATION, a Maryland corporation, as the Servicer (as defined herein) and the Transferor (as defined herein);

(3)           WACHOVIA BANK, NATIONAL ASSOCIATION, as the Note Purchaser (as defined herein);

(4)           WELLS FARGO SECURITIES, LLC, as agent for the Note Purchaser (“Agent”); and

(5)           U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as the Trustee (together with its successors and assigns in such capacity, the “Trustee”), the Bank (as defined herein) and the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENT

WHEREAS, certain parties hereto were party to a Sale and Servicing Agreement, dated as of November 3, 2004, by and among the Servicer, as the servicer, the Transferor, as the originator, the Borrower, as the borrower, Ares CP Funding II LLC, as the guarantor, Variable Funding Capital Company LLC (“VFCC”), as a conduit purchaser, the Note Purchaser, as an institutional purchaser, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC) (together with its successors and assigns, “WFS”), as the administrative agent and as the purchaser agent for VFCC, Ares Capital CP Funding II, as the guarantor (the “Guarantor”) the Trustee, as the trustee, and Lyon Financial Services, Inc. d/b/a U.S. Bank Portfolio Services (“Lyon”), as the backup servicer (as amended, restated, supplemented or modified prior to the date hereof, the “Original Agreement”);

WHEREAS, the parties hereto no longer desire to maintain a backup servicer,  and, pursuant to Section 11.20, the parties hereto hereby agree that Lyon is released from and shall have no further rights or obligations under this Agreement;

WHEREAS, VFCC, as a conduit purchaser under the Original Agreement, acknowledges that it has been paid in full all amounts previously owed to it and the parties hereto acknowledge and agree that VFCC is hereby released from and shall have no further rights or obligations under this Agreement;

WHEREAS, the Guarantor and the parties hereto hereby agree that the Guarantor is released from and shall have no further rights or obligations under this Agreement;

WHEREAS, the parties hereto hereby amend and restate the Original Agreement;

WHEREAS, the Note Purchaser has agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances under the Variable Funding Note from time to time in an aggregate principal amount not to exceed the Borrowing Base;

WHEREAS, the proceeds of the Advances will be used to finance the Borrower’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Equityholder and the Equityholder’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Transferor, approved by the Agent, pursuant to the Second Tier Purchase and Sale Agreement between the Borrower and the Equityholder and the First Tier Purchase and Sale Agreement between the Equityholder and the Transferor, respectively.

NOW THEREFORE, based upon the foregoing Preliminary Statement, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01                       Certain Defined Terms.

(a)           Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)           As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Transition Deadline” means 90 days after the Restatement Date.

“Accreted Interest” means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as interest as it accrues.

“Acquisition” means the outstanding acquisition by Ares Capital Corporation of 100% of the outstanding capital stock of Allied Capital Corporation announced on October 26, 2009.

“Action” has the meaning assigned to that term in Section 8.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Borrowing Value” means for any Loan Asset, for any date of determination, an amount equal to the lowest of: (i) the Outstanding Balance of such Loan Asset at such time, (ii) the Advance Date Assigned Value of such Loan Asset multiplied by the principal balance of such Loan Asset (exclusive of Accreted Interest), and (iii) the Assigned Value of such Loan Asset at such time multiplied by the principal balance of such Loan Asset (exclusive of Accreted Interest); provided that the parties hereby agree that the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset shall be zero.

“Advance” means each loan advanced by the Note Purchaser to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the date on which such Advance is made.

“Advance Date Assigned Value” means, (a) with respect to any Loan Asset acquired by the Borrower on or after the Restatement Date, the value (expressed as a percentage of the principal balance of such Loan Asset (exclusive of Accreted Interest)) equal to the lower of (i) the amount paid by the Equityholder to acquire such Loan Asset from the Transferor and by the Borrower to acquire such Loan Asset from the Equityholder (in each case, expressed exclusive of accrued interest) or (ii) the value determined by the Agent, in its sole reasonable discretion and (b) with respect to any Original Loan Asset, the “Advance Date Assigned Value” for such Original Loan Asset set forth on Schedule VI hereto.

“Advances Outstanding” means, at any time, the sum of the principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Note Purchaser to repay the principal amounts of Advances outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the principal amounts of Advances outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.

“Affected Party” has the meaning assigned to that term in Section 2.10.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Agent” means WFS, in its capacity as agent for the Note Purchaser, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Agented Note” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (ii) with respect to which, upon an assignment of the note under the Purchase and Sale Agreements to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Agreement” means this Amended and Restated Sale and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority which are applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means (a) with respect to any First Lien Loan Asset, 65%, (b) with respect to any First Lien Last Out Loan Asset, 55%, (c) with respect to any Second Lien Loan Asset, 35%, (d) with respect to any Subordinated Loan Asset, 30%.

“Applicable Spread” means, for any date of determination, the percentage set forth in the table below corresponding to the Ares Rating then in effect on such date. In the event that the Yield Rate is calculated utilizing the Base Rate, the percent corresponding to the Base Rate column shall apply, and in the event that the Yield Rate is calculated utilizing LIBOR, the percent corresponding to the LIBOR column shall apply.

Ares Rating

(S&P/ Fitch/Moody’s)

Category	Base Rate	LIBOR
Greater than BBB/BBB/Baa2	1.25%	2.25%
Equal to BBB/BBB/Baa2	1.75%	2.75%
Equal to BBB-/BBB-/Baa3	2.25%	3.25%
Less than BBB-/BBB-/Baa3	2.75%	3.75%

For purposes of the foregoing, (i) if any of S&P, Fitch or Moody’s shall not have in effect an Ares Rating for Ares (other than by reason of the circumstances referred to in the penultimate sentence of this definition) or if Ares shall have voluntarily elected to terminate its arrangement with any rating agency for the ongoing rating of itself, then such rating agency shall be deemed to have established the lowest Ares Rating; (ii) if the Ares Ratings established or deemed to have been established by S&P, Fitch and Moody’s shall fall within different Categories (such term, as used in this definition, shall have the meaning set forth in the above chart), the Applicable Spread shall be based on the lower of the two highest ratings unless, at such time, only two of the applicable rating agencies shall have in effect an Ares Rating for Ares ((x) without giving effect to any deemed rating pursuant to clause (i) and (y) other than by reason of the circumstances referred to in the penultimate sentence of this definition) and one of the two ratings is two or more Categories lower than the other, in which case the Applicable Spread shall be determined by reference to the Category next above that of the lower of the two Ares Ratings; and (iii) if the Ares Ratings established or deemed to have been established by S&P, Fitch and Moody’s shall be changed (other than as a result of a change in the rating system of S&P, Fitch or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Spread shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of S&P, Fitch or Moody’s shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Ares (1) may, to the extent that only one of the rating agencies rating’s system has changed or has ceased to be in the business of rating corporate debt obligations, or (2) shall, to the extent that more than one of the rating agency’s rating’s systems has changed or has ceased to be in the business of rating corporate debt obligations, negotiate with the Agent in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Spread shall be determined by reference to the rating most recently in effect prior to such change or cessation; provided that if Ares shall not elect to negotiate with the Agent to amend this definition pursuant to clause (1) of the foregoing, the affected rating agency shall be deemed to have established the lowest Ares Rating.  If any Ares Rating is on-watch, such on-watch status will be disregarded for purposes of determining the Applicable Spread.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Equityholder pursuant to the terms of the First Tier Purchase and Sale Agreement and by the Equityholder to the Borrower pursuant to the terms of the Second Tier Purchase and Sale Agreement and the Assignments by which the Transferor effects such conveyance.

“Approved Valuation Firm” shall mean each of (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp. and (iv) Valuation Research Corporation, and any other nationally recognized valuation firm approved by the Agent in its sole reasonable discretion.

“Ares” means Ares Capital Corporation.

“Ares LIBOR Rate”  means, with respect to any Loan Asset, the definition of “LIBOR Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “LIBOR Rate” or such comparable definition is not defined in such Loan Agreement, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for Dollar deposits with a one-month, a two-month or a three-month maturity, as applicable, as and when determined in accordance with the applicable Loan Agreement.

“Ares Prime Rate” means, with respect to any Loan Asset, the definition of “Prime Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Prime Rate” or such comparable definition is not defined in such Loan Agreement, the rate designated by certain reference lenders in the applicable Loan Agreement from time to time as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Ares Prime Rate is not intended to be lowest rate of interest charged by Ares in connection with extensions of credit to debtors.

“Ares Rating” means, with respect to Ares, (a) in the case of S&P, Ares’s long term counterparty rating, (b) in the case of Fitch, Ares’s long-term issuer default rating and (c) in the case of Moody’s, Ares’s issuer rating.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair market value of the total assets of Ares and its Subsidiaries as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to Ares, to be determined by the Board of Directors of Ares and reviewed by its auditors, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of Ares and its Subsidiaries, to (b) the aggregate amount of Indebtedness of Ares and its Subsidiaries.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the principal balance of such Loan Asset (exclusive of Accreted Interest), the Advance Date Assigned Value of such Loan Asset, subject to the following terms (it being understood that, as of the Restatement Date, the “Assigned Value” of each of the Original Loan Assets shall be the value set forth as the “Current Assigned Value” for such Original Loan Asset in Schedule VI hereto):

(a)           If a Value Adjustment Event of the type described in clauses (ii), (iv) or (vi) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be zero.

(b)           If a Value Adjustment Event of the type described in clauses (i), (iii) or (v) of the definition thereof with respect to such Loan Asset occurs, “Assigned Value” may be amended by the Agent, in its sole reasonable discretion; provided that (a) the Assigned Value of any Priced Loan Asset shall not be less than the price quoted therefor (if any) by such pricing service as selected by the Agent and (b) the Assigned Value shall not be based upon the practices set forth in FASB Statement No. 157 or any pronouncement, statement, rule or amendment with respect to GAAP-mandated mark-to-market requirements, but rather shall be based on the amortized cost adjusted for any credit impairment of such Loan Asset.  In the event the Borrower disagrees with the Agent’s determination of the Assigned Value of a Loan Asset, the Borrower may (at its expense) retain any Approved Valuation Firm to value such Loan Asset and if the value determined by such firm is greater than the Agent’s determination of the Assigned Value, such firm’s valuation shall become the Assigned Value of such Loan Asset; provided that the Assigned Value of such Loan Asset shall be the value assigned by the Agent until such firm has determined its value.  The value determined by such firm shall be based on the amortized cost adjusted for any credit impairment of such Loan Asset.  The Assigned Value of any Loan Asset may be increased at the sole reasonable discretion of the Agent upon improvement in the Net Leverage Ratio or the Interest Coverage Ratio of such Loan Asset, as the case may be, as part of a Value Adjustment Event; provided that such Assigned Value may not increase above the Advance Date Assigned Value. The Agent shall promptly notify the Servicer of any change effected by the Agent of the Assigned Value of any Loan Asset.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to effect the assignment of the Mortgage to the Trustee, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Loan Assets secured by mortgaged properties located in the same jurisdiction, if permitted by Applicable Law, substantially in the form of Exhibit B.

“Assignments” means the First Tier Loan Assignment and the Second Tier Loan Assignment.

“Attached Equity” means, with respect to any Loan Asset, any stock, partnership or membership interest, beneficial interest or other equity security, warrant, option, or any right, including, without limitation, any registration right, with respect to the foregoing received by the Transferor in connection with the origination or acquisition of such Loan Asset.

“Available Collections” means, with respect to any Loan Asset, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.

“Average Life” means, for any Loan Asset, as of any date of determination, the number determined by multiplying the amount of each Scheduled Payment of principal to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due.

“Bank” means U.S. Bank, in its capacity as the “Bank” pursuant to each of the Collection Account Agreement and the Unfunded Exposure Account Agreement.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i)            a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets under any Bankruptcy Laws, or any similar action with respect to such Person, in each case, under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)           such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under any Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.

“Benefit Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:

(a)           the aggregate sum of (i) for each Eligible Loan Asset as of such date, the aggregate sum of the products of (A) the Applicable Percentage for each such Eligible Loan Asset as of such date and (B) the aggregate Adjusted Borrowing Value of each such Eligible Loan Asset as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date minus (iii) the Unfunded Exposure Equity Shortfall; or

(b)           (i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets as of such date minus (ii) the Large Obligor Exposure Amount, plus (iii) the amount on deposit in the Principal Collection Account as of such date minus (iv) the Unfunded Exposure Equity Shortfall; or

(c)           the Maximum Facility Amount minus the Unfunded Exposure Amount;

provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base.”

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit C hereto, prepared by the Servicer.

“Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.

“Breakage Fee” means, for Advances which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to the Note Purchaser as Breakage Fee shall be determined in the Note Purchaser’s reasonable discretion based upon the assumption that the Note Purchaser funded its loan commitment in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Note Purchaser deems appropriate and practical.

“Business Day” means a day of the year other than (i) Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or the city in which the offices of the Trustee are authorized or required by applicable law, regulation or executive order to close; provided, that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.  For avoidance of doubt, if the offices of the Trustee are authorized by applicable law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under

GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” shall be deemed to have occurred if any of the following occur:

(a)           the Management Agreement shall fail to be in full force and effect;

(b)           the creation or imposition of any Lien on any limited liability company membership interest in the Borrower (other than pursuant to the Pledge Agreement);

(c)           the failure by the Transferor to own 100% of the limited liability company membership interests in the Equityholder;

(d)           the failure by the Equityholder to own 100% of the limited liability company membership interests in the Borrower; or

(e)           the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, Ares.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means November 3, 2004.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Custodian” means U.S. Bank, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Expenses” means the custodial expenses set forth in the Trustee and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Collateral Custodian under the Transaction Documents.

“Collateral Custodian Fees” means the custodial fees set forth in the Trustee and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified below in clauses (i) through (iv) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)            the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections, but excluding any related Attached Equity;

(ii)           the Portfolio Assets with respect to the Loan Assets referred to in clause (i);

(iii)          the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts; and

(iv)          all income and Proceeds of the foregoing.

“Collection Account” means a trust account (account number 787456-200 at the Bank) in the name of the Borrower for the benefit of and under the sole dominion and control of the Trustee for the benefit of the Secured Parties; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Account Agreement” means that certain Amended and Restated Securities Account Control Agreement, dated the Closing Date and amended and restated as of the Restatement Date, among the Borrower, the Servicer, the Bank, the Agent and the Trustee, which agreement relates to the Collection Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Commitment Percentage” has the meaning assigned to that term in Section 11.04(b).

“Concentration Account”:  means the account maintained at the Concentration Account Bank, subject to the Intercreditor Agreement, named “Ares Capital CP Funding LLC Concentration Account”, with the account number 787456-700.

“Concentration Account Bank”: means U.S. Bank National Association, a national banking association.

“Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.

“Credit Policy” means the written credit policies and procedures manual of the Transferor provided to the Agent on the Closing Date, as such credit policies and procedures manual may be as amended or supplemented from time to time in accordance with this Agreement.

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is Pledged hereunder. For the avoidance of doubt, the Cut-Off Date any Loan Assets held by the Borrower prior to the Restatement Date shall be the “Cut-Off Date” as defined in the Original Agreement.

“Default Funding Rate” means a floating interest rate per annum equal to 5.0% plus LIBOR; provided that (i) if the Note Purchaser shall have notified the Agent that a Eurodollar Disruption Event has occurred, the Default Funding Rate shall be equal to the Base Rate plus 5.0% until the Note Purchaser shall have notified the Agent that such Eurodollar Disruption Event has ceased, at which time the Default Funding Rate shall again be equal to LIBOR for such date plus 5.0%.

“Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan Asset but which, once all such installments have been made, has the characteristics of a Term Loan Asset.

“Determination Date” means the last day of each calendar month.

“Disbursement Request” means a disbursement request from the Borrower to the Agent and the Trustee in the form attached hereto as Exhibit D in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Account in accordance with Section 2.21, as applicable.

“Disclosed Matters” means the actions, suits and proceedings disclosed or referenced in Schedule VII; provided that such matters to the extent relating to Allied Capital Corporation and its Subsidiaries or the Acquisition (set forth on the “pro forma schedule” to Schedule VII) may be updated on or prior to the date of the Acquisition with the written consent of the Agent.

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Agent mutually deem to be appropriate.

“Eligible Bid” means a bid made in good faith (and acceptable as a valid bid in the Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral Portfolio in connection with a sale of the Collateral Portfolio in whole or in part pursuant to Section 7.02(i).

“Eligible Loan Asset” means, at any time, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule III hereto is true and correct.

“Eligible Repurchase Obligations” means repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (iii)(b) of the definition of Permitted Investments.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with the force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.  Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security” means (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Loan Asset, (ii) any security purchased as part of a “unit” with a Loan Asset and that itself is not eligible for purchase by the Borrower as a Loan Asset, and (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as a Loan Asset but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as a Loan Asset, for so long as such obligation fails to satisfy such requirements.

“Equityholder” means Ares Capital CP Funding Holdings LLC, a Delaware limited liability company, which owns 100% of the equity interests in the Borrower.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) the Note Purchaser shall have notified the Agent of a determination by the Note Purchaser or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) the Note Purchaser shall have notified the Agent of the inability, for any reason, of the Note Purchaser or any of its assignees or participants to determine LIBOR, (c) the Note Purchaser shall have notified the Agent of a determination by the Note Purchaser or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to the Note Purchaser or any of its assignees or participants in the London interbank market does not accurately reflect the cost to the Note Purchaser or such assignee or such participant of making, funding or maintaining any Advance or (d) the Note Purchaser shall have notified the Agent of the inability of the Note Purchaser or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement, (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale and (iv) any amounts paid in respect of Attached Equity.

“Excluded Taxes” has the meaning assigned to that term in Section 2.11(a).

“Exposure Amount” means, as of any date of determination, with respect to any Delayed Draw Loan Asset or Revolving Loan Asset, the excess, if any, of (i) the maximum commitment of the Borrower under the terms of the applicable Loan Agreement to make advances (and, for the avoidance of doubt, the Borrower’s commitment in respect of a Loan Asset as to which the commitment to make additional advances has been terminated shall be zero) over (ii) the outstanding principal balance of such Loan Asset on such date of determination.

“Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).

“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18 hereof.

“FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter” has the meaning assigned to that term in Section 2.09.

“Fees” has the meaning assigned to that term in Section 2.09.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last Out Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) has a Loan-to-Value Ratio not greater than 65%, and (iii) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such Loan Asset, other than with respect to the liquidation of such Obligor or such Underlying Collateral.

“First Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) has a Loan-to-Value Ratio not greater than 60%, and (iii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“First Tier Loan Assignment” has the meaning set forth in the First Tier Purchase and Sale Agreement.

“First Tier Purchase and Sale Agreement” means that certain Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date and amended and restated as of the Restatement Date, between the Transferor, as the seller, and the Equityholder, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Fitch” means Fitch, Inc. or any successor thereto.

“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.

“Floating Rate Loan Asset” means a Loan Asset under which the interest rate payable by the Obligor thereof is based on the Ares Prime Rate or Ares LIBOR Rate, plus some specified interest percentage in addition thereto, and which provides that such interest rate will reset immediately upon any change in the related Ares Prime Rate or Ares LIBOR Rate.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Highest Required Investment Category” means (i)  with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Indebtedness” means:

(i)                                     with respect to any Obligor under any Loan Asset, for the purposes of the definition of the Interest Coverage Ratio and the Net Leverage Ratio, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii)                                  for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Indemnifying Party” has the meaning assigned to that term in Section 8.03.

“Independent Director” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, the Equityholder or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower, the Equityholder or any of their Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Extension” has the meaning assigned to that term in Section 2.19.

“Initial Payment Date” means the 15th day of April 2010 (or if such day is not a Business Day, the next succeeding Business Day).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor under the Loan Agreement.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Concentration Account Agreement, dated as of December 28, 2005, by and among the Servicer, the Trustee, the Concentration Account Bank, JPMorgan, the Note Purchaser and each securitization agent that from time to time executes a joinder thereto, as amended, modified, waived, supplemented or restated from time to time.

“Interest” means, with respect to any period and any Loan Asset, for the Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated under the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Loan Agreement for each such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Loan Agreement, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means a sub-account (account number 787456-201 at the Bank) of the Collection Account into which Interest Collections shall be segregated.

“Interest Collections” means, (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan Asset and (ii) amendment fees, late fees, waiver fees or other amounts received in respect of Loan Assets.

“Interest Coverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) EBITDA to (b) Interest.

“Joinder Supplement” means an agreement among the Borrower, a Note Purchaser and the Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Note Purchaser hereunder after the Restatement Date.

“JPMorgan” has the meaning specified in the definition of “JPMorgan Loan Documents”.

“JPMorgan Loan Documents” means (i) that certain Amended and Restated Senior Secured Revolving Credit Agreement dated as of January 22, 2010 between Ares, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), (ii) that certain Guarantee and Security Agreement, dated as of December 28, 2005, between Ares and JPMorgan and (iii) that certain Guarantee and Security Agreement Confirmation, dated as of January 22, 2010, between Ares and JPMorgan, each as amended, modified, waived, supplemented or restated from time to time.

“Large Obligor Exposure Amount” means, as of any date of determination, an amount equal to the sum of the Adjusted Borrowing Values of all Eligible Loan Assets attributable to the three (3) Obligors having the largest Obligor concentration; such Obligor concentrations to be determined by summing, for each Obligor, the Adjusted Borrowing Values for all Eligible Loan Assets of such Obligor on such date of determination.

“LIBOR” means, for any day during the Remittance Period, with respect to any Advance (or portion thereof) (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Wachovia in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Lien Release Dividend” has the meaning assigned to that term in Section 2.07(d).

“Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 2.07(d).

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Loan Asset” means any loan originated or acquired by the Transferor in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor in and to the loan and any Underlying Collateral, but excluding, in each case, the Retained Interest, any Attached Equity and Excluded Amounts and which loan was (x) acquired from the Transferor by the Borrower prior to the Restatement Date pursuant to the Original Purchase and Sale Agreement or (y) acquired by the Borrower from the Equityholder under the Second Tier Purchase and Sale Agreement and by the Equityholder from the Transferor under the First Tier Purchase and Sale Agreement and owned by the Borrower on the initial Advance Date (as set forth on the Loan Asset Schedule delivered on the initial Advance Date) or acquired by the Borrower after the initial Advance Date pursuant to the delivery of the Loan Assignments and listed on Schedule I to such Loan Assignments, which Schedule I is in the possession of Ares Capital Funding LLC and includes specific accounts, instruments or general intangibles.

“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan Asset, of (a) all Required Loan Documents to be included within the respective Loan Asset File, which shall specify (i) whether such document is an original or a copy and (ii) whether such Loan Asset is a Third Party Acquired Loan Asset.

“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Credit Policy and the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.

“Loan Asset Register” has the meaning assigned to that term in Section 5.03(l).

“Loan Asset Schedule” means the schedule of Loan Agreements evidencing Loan Assets delivered by the Borrower to the Collateral Custodian and the Agent. Each such schedule shall set forth, as to any Eligible Loan Asset to be Pledged hereunder, the applicable information specified on Schedule V, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

“Loan Assignments” means, collectively, the First Tier Loan Assignment (as such term is defined in the First Tier Purchase and Sale Agreement) and the Second Tier Loan Assignment (as such term is defined in the Second Tier Purchase and Sale Agreement).

“Loan-to-Value Ratio” means, with respect to any Loan Asset, as of any date of determination, the percentage equivalent of a fraction, (i) the numerator of which is equal to the commitment amount as provided in the applicable Loan Agreements of such Loan Asset plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including, in the case of Revolving Loan Assets and Delayed Draw Loan Assets, without duplication, the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Underlying Collateral securing such Loan Asset (as determined by the Transferor in accordance with the Credit Policy and the Servicing Standard unless the Agent in its reasonable discretion disagrees with such determination, in which case the Agent shall determine the enterprise value of the Underlying Collateral).  In the event the Borrower disagrees with the Agent’s determination of the enterprise value of the Underlying Collateral, the Borrower may (at its expense) retain any Approved Valuation Firm to value such Underlying Collateral, and if the value determined by such firm is greater than the Agent’s determination of the enterprise value of the Underlying Collateral, such firm’s valuation shall become the enterprise value of such Underlying Collateral; provided that the enterprise value of such Underlying Collateral shall be the value assigned by the Agent until such firm has determined its value).

“Lyon” has the meaning assigned to that term in the Preliminary Statement.

“Make-Whole Premium” means (i) to the extent the Make-Whole Premium is required to be paid pursuant to this Agreement on or prior to the date which is one year following the Restatement Date, 3.00% of the Maximum Facility Amount or the amount by which the Maximum Facility Amount is reduced, as applicable, (ii) to the extent the Make-Whole Premium is required to be paid pursuant to this Agreement on or prior to the date which is two years following the Restatement Date but after the first anniversary of the Restatement Date, 2.00% of the Maximum Facility Amount or the amount by which the Maximum Facility Amount is reduced, as applicable, and (iii) to the extent the Make-Whole Premium is required to be paid pursuant to this Agreement on or prior to the date which is three years following the Restatement Date but after the second anniversary of the Restatement Date, 1.00% of the Maximum Facility Amount or the amount by which the Maximum Facility Amount is reduced, as applicable; provided that, in the foregoing clauses (i) through (iii), the Make-Whole Premium shall be calculated without giving effect to the proviso in the definition of “Maximum Facility Amount”.

“Management Agreement” means the Investment Advisory and Management Agreement, dated as of September 30, 2004 (amended as of June 1, 2006), between Ares Capital

Corporation and Ares Capital Management LLC, as further amended, restated or otherwise modified from time to time.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Trustee, the Agent, the Note Purchaser and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s, the Agent’s or the other Secured Parties’ lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset (or, solely in the case of clause (d)(ii)(y), a change to any loan senior to a Loan Asset) which:

(a)                                  reduces or forgives any or all of the principal amount due under such Loan Asset;

(b)                                 delays or extends the required or scheduled amortization in any way that increases the Average Life of such Loan Asset; provided that the Average Life of such Loan Asset may be increased by not more than 20% from its Average Life on the related Cut-Off Date if the Net Leverage Ratio of such Loan Asset is not more than 85% of the maximum established in the Net Leverage Ratio covenant of such Loan Asset;

(c)                                  waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset; provided that such spread or coupon may be reduced a maximum of one time and by not more than 20% from the spread or coupon on the related Cut-Off Date; provided further that the Interest Coverage Ratio of such Loan Asset is greater than 2.0:1 at the time of such reduction;

(d)                                 (i) in the case of a First Lien Loan Asset, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (ii) in the case of a First Lien Last Out Loan Asset, Second Lien Loan Asset or Subordinated Loan

Asset, (x) contractually or structurally subordinates such Loan Asset to any obligation (other than any loan which existed at the Cut-Off Date for such Loan Asset which is senior to such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (y) increases the commitment amount of any loan senior to such Loan Asset and the Net Leverage Ratio of such Loan Asset increases by more than 0.5x as a result of such increase;

(e)                                  substitutes, alters or releases the Underlying Collateral securing such Loan Asset and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Agent, materially and adversely affects the value of such Loan Asset;

(f)                                    provides additional funds to the Obligor of such Loan Asset with the intent of keeping that Loan Asset current; or

(g)                                 amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Net Leverage Ratio”, “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Loan Asset or (ii) any term or provision of such Loan Agreement referenced in or utilized in the calculation of the “Net Leverage Ratio”, “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions for such Loan Asset, in either case in a manner that, in the sole reasonable judgment of the Agent, is materially adverse to the Secured Parties.

“Maximum Facility Amount” means initially $400,000,000, as such amount may be reduced from time to time pursuant to Section 2.18(b); provided that at all times when an Event of Default has occurred, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan Asset, including the assignment of leases and rents related thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Net Leverage Ratio” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA.

“Non-Usage Fee” has the meaning ascribed thereto in the Fee Letter.

“Note Purchaser” means, collectively, Wachovia and/or any other Person to whom the Note Purchaser assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04.

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) require any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor.

“Notice and Request for Consent” has the meaning assigned to that term in Section 2.07(d)(i).

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Agent in the form attached hereto as Exhibit F.

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding or a reduction of the Maximum Facility Amount, as applicable, pursuant to Section 2.18, in the form attached hereto as Exhibit G or Exhibit H, as applicable.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Note Purchaser, the Agent, the Bank, the Trustee or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances, indemnifications and other amounts due or to become due by the Borrower to the Note Purchaser, the Agent or the Trustee under this Agreement and/or any other Transaction Document, including, without limitation, any Make-Whole Premium and costs and expenses payable by the Borrower to the Note Purchaser, the Agent, the Bank, the Trustee or the Collateral Custodian, including reasonable attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Agent in its sole discretion; provided that Latham & Watkins LLP, Richards Layton & Finger, P.A. and Venable LLP shall be considered acceptable counsel for purposes of this definition.

“Optional Sale” has the meaning assigned to that term in Section 2.07(c).

“Optional Sale Date” means any Business Day, provided 45 days’ prior written notice is given in accordance with Section 2.07(c).

“Original Agreement” has the meaning assigned to that term in the Preliminary Statement.

“Original Loan Asset” means each Loan Asset acquired by the Borrower prior to the Restatement Date.

“Original Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement, dated as of November 3, 2004, by and between the Transferor, as the seller, and the Borrower, as the Buyer, as amended and modified prior to the Restatement Date.

“Outstanding Balance” means, with respect to any Loan Asset as of any date of determination, the outstanding principal balance of any advances or loans made to the related Obligor pursuant to the related Loan Agreement as of such date of determination (exclusive of any interest and Accreted Interest).

“Payment Date” means the 15th day of each of January, April, July and October or, if such day is not a Business Day, the next succeeding Business Day, commencing on the 15th day of April 2010; provided, that the final Payment Date shall occur on the Collection Date.

“Payment Duties” has the meaning assigned to that term in Section 10.02(b)(i).

“Pension Plans” has the meaning assigned to that term in Section 4.01(x).

“Permitted Investments” means negotiable instruments or securities or other investments that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(a)                                  direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)                                 demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency;

(c)                                  commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency and Fitch;

(d)                                 demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e)                                  notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f)                                    investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency and Fitch (if rated by Fitch);

(g)                                 time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency and Fitch; or

(h)                                 Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies and Fitch, which in the case of S&P, shall be “A-1” and in the case of Fitch shall be “F-1+”.

The Trustee may pursuant to the direction of the Servicer or the Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Refinancing” means any refinancing transaction undertaken by the Transferor, the Borrower or an Affiliate of the Transferor that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted Securitization” means any private or public term or conduit securitization transaction (a) undertaken by the Transferor, the Borrower or an Affiliate of the Transferor, that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and (b) in the case of a term securitization in which the Transferor or an Affiliate thereof or underwriter or placement agent has agreed to purchase or place 100% of the equity and non-investment grade tranches of notes issued in such term securitization transaction.  For the avoidance of doubt, notwithstanding any agreement by the Transferor or an Affiliate to purchase or place 100% of the equity in such term securitization transaction, any such party agreeing to so purchase or place may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase or place in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Restatement Date, between the Equityholder, as pledgor, and the Trustee, as pledgee, as such Pledge Agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a)                                  any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)                                 all rights with respect to the Loan Assets to which the Transferor is entitled as lender under the applicable Loan Agreement;

(c)                                  the Controlled Accounts and the Concentration Account, to the extent amounts on deposit therein or credited thereto relate to the Collateral Portfolio, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d)                                 any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(e)                                  all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

(f)                                    all Insurance Policies with respect to any Loan Asset;

(g)                                 all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h)                                 the Purchase and Sale Agreements (including, without limitation, rights of recovery of the Borrower against the Equityholder and the Transferor) and the assignment to the Trustee, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Equityholder and filed by the Equityholder against the Transferor under or in connection with the Purchase and Sale Agreements;

(i)                                     all records (including computer records) with respect to the foregoing; and

(j)                                     all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Priced Loan Asset” means any Loan Asset that has an observable quote from LoanX Mark-It Partners or Loan Pricing Corporation, or from another pricing service selected by the Agent in its sole discretion.

“Prime Rate” means the rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account” means a sub-account (account number 787456-202 at the Bank) of the Collection Account into which Principal Collections shall be segregated.

“Principal Collections” means any deposits by the Borrower in accordance with Section 2.06(a)(i) or Section 2.07(e)(i) or, with respect to any Loan Asset, all amounts received which are not Interest Collections, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan Asset; provided that, for the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account or amounts withdrawn pursuant to Section 2.21.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Purchase and Sale Agreements” means the First Tier Purchase and Sale Agreement and the Second Tier Purchase and Sale Agreement.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower, the Transferor or the Equityholder have acquired an interest pursuant to the Purchase and Sale Agreements or in which the Borrower, the Transferor or the Equityholder have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to clauses (ii) or (iv) of the definition of “Value Adjustment Event”, as applicable, is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit Policy and the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.14.

“Release Date” has the meaning set forth in Section 2.07(e).

“Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan Asset in the Loan Agreements or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the Loan Agreement, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on January 1, 2010 and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reporting Date” means the date that is two Business Days prior to the 15th of each calendar month (unless in such month a Payment Date occurs, in which case two Business Days prior to such Payment Date), commencing February, 2010.

“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a)                                  (i) other than in the case of a Noteless Loan Asset, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Trustee, subject to Section 11.18), with any endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”, and (ii) in the case of a Noteless Loan Asset (x) a copy of each transfer document or instrument relating to such Noteless Loan Asset evidencing the assignment of such Noteless Loan Asset to the Transferor and from the Transferor to the Borrower (or, in the case of Third Party Acquired Loan Assets purchased by the Transferor from third parties, from such third party directly to the Borrower as provided in Section 11.18) and from the Borrower either to the Trustee or in blank, and (y) a copy of the Loan Asset Register with respect to such Noteless Loan Asset, as described in Section 5.03(l)(ii);

(b)                                 originals or copies of each of the following, to the extent applicable to the related Loan Asset; any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Asset Checklist;

(c)                                  if any Loan Asset is secured by a Mortgage, in each case as set forth in the Loan Asset Checklist:

(i)                                     either (i) the original Mortgage, the original assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon, (ii) copies thereof certified by the Servicer, by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office; provided that, solely for purposes of the Review Criteria, the Collateral

Custodian shall have no duty to ascertain whether any certification set forth in this subsection (c)(ii) has been received, other than a certification which has been clearly delineated as being provided by the Servicer or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii)                                  other than with respect to any Agented Note, to the extent the Borrower is the sole lender under the Loan Agreement, an Assignment of Mortgage and of any other material recorded security documents (including any assignment of leases and rents) in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Trustee (and evidencing an unbroken chain of assignments from the prior holder of record to the Trustee), with any assignment to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”;

(d)                                 with respect to any Loan Asset originated by the Transferor and with respect to which the Transferor acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Transferor as secured party and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case as set forth in the Loan Asset Checklist.

“Required Note Purchasers” has the meaning assigned to that term in Section 11.01(a).

“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the tax returns of the Borrower and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restatement Date” shall mean January 22, 2010.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Transferor or its Affiliates in reimbursement of actual management services performed).  For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Agented Note that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit by the Transferor to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second Extension” has the meaning assigned to that term in Section 2.19.

“Second Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset (whether or not there is also a security interest of a higher or lower priority in additional collateral), subject to any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, (iii) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both), and (iv) has a Loan-to-Value Ratio of not greater than 70%.

“Second Tier Loan Assignment” has the meaning set forth in the Second Tier Purchase and Sale Agreement.

“Second Tier Purchase and Sale Agreement” means that certain Second Tier Purchase and Sale Agreement, dated as of the Restatement Date, between the Equityholder, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Secured Party” means each of the Agent, the Note Purchaser (together with its successors and assigns), the Trustee and the Collateral Custodian.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a)                                  any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days;

(b)                                 any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Credit Policy and the Servicing Standard regarding the servicing of the Collateral Portfolio and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Agent or the Trustee and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c)                                  the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $7,500,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(d)                                 a Bankruptcy Event shall occur with respect to the Servicer;

(e)                                  the Servicer consents to or otherwise permits to occur, without the prior written consent of the Agent, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this clause (e)) of or to the Credit Policy and the Servicer fails to receive the written consent of the Agent within 10 Business Days after notice of such amendment has been delivered to the Agent (which notice shall be delivered by the Servicer within seven Business Days after the effectiveness of such amendment); provided that no such written consent shall be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;

(f)                                    Ares or an Affiliate thereof shall cease to be the Servicer;

(g)                                 at any time, Ares fails to maintain the Asset Coverage Ratio at greater than or equal to 2:1;

(h)                                 Ares permits Shareholders’ Equity at the last day of any of its fiscal quarter to be less than the greater of (i) 40% of the total assets of the Servicer and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) $300,000,000 plus 25% of the net proceeds of the sale of equity interests by the Servicer and its Subsidiaries after the Restatement Date;

(i)                                     any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day-to-day management) relating to any three of Michael Arougheti, R. Kipp deVeer, Mitchell Goldstein, Eric Beckman and Michael Smith (or other individuals acceptable to the Agent), or any failure by any three of the aforementioned Persons to provide active and material participation in the Servicer’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, and a reputable, experienced individual reasonably satisfactory to the Agent has not been appointed within 30 days of such event; provided that time relating to an individual’s vacation within the Servicer’s employee policy and customary industry standards shall not constitute lack of day-to-day management or failure to provide active and material participation in the Servicer’s daily activities.  The Agent deems each of John Kissick, Anthony Ressler, Bennett Rosenthal, David Sachs, Gregory Margolies, David Kaplan and Seth Brufsky to be an acceptable, experienced appointee for purposes of replacing any of the individuals described in the preceding sentence;

(j)                                     any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring five Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(k)                                  any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Agent or any of the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(l)                                     any financial or other information reasonably requested by the Agent, the Note Purchaser or the Trustee is not provided as requested within a reasonable amount of time following such request;

(m)                               the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $25,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without such judgment, decree or order being vacated, stayed or discharged during such 60 day period;

(n)                                 other than the Acquisition, any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.04(a) of this Agreement;

(o)                                 the occurrence of the Facility Maturity Date;

(p)                                 an Affiliate of the Servicer fails to be the Equityholder;  or

(q)                                 any other event which has caused, or which may cause, a Material Adverse Effect on the assets, liabilities, financial condition, business or operations of the Servicer or the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party.

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the arithmetic mean of the aggregate outstanding principal balance of the Collateral Portfolio on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360.

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (i) if the Servicer is the originator or an Affiliate thereof, the higher of: (A) in a manner which the Servicer believes to be consistent with the practices and procedures followed by institutional servicers of national standing relating to assets of the nature and character of the Loan Assets, and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others, and (ii) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Servicer and its Subsidiaries at such date.

“State” means one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means January 22, 2013 or such later date as is agreed to in writing by the Borrower, the Servicer, the Agent and the Note Purchaser pursuant to Section 2.19.

“Subordinated Loan Asset” means any Loan Asset that (i) is not a First Lien Loan Asset, First Lien Last Out Loan Asset or Second Lien Loan Asset and (ii) has a Loan-to-Value Ratio not greater than 75%.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Trustee, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(e)(ii).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.

“Third Party Acquired Loan Asset” means any Loan Asset purchased by the Transferor from third parties not Affiliated with the Transferor and then sold from the Transferor to the Equityholder pursuant to the First Tier Purchase and Sale Agreement and from the Equityholder to the Borrower pursuant to the Second Tier Purchase and Sale Agreement.

“Transaction Documents” means this Agreement, the Variable Funding Note, the Purchase and Sale Agreements, the Collection Account Agreement, the Unfunded Exposure Account Agreement, the Intercreditor Agreement, the Trustee and Collateral Custodian Fee

Letter, the Fee Letter, the Pledge Agreement and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 11.04(a).

“Transferor” means Ares, in its capacity as the transferor hereunder and as the seller under the First Tier Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“Trustee” has the meaning assigned to that term in the preamble hereto.

“Trustee Expenses” means the trustee expenses set forth in the Trustee and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Trustee under the Transaction Documents.

“Trustee and Collateral Custodian Fee Letter” means the Trustee and Collateral Custodian Fee Letter, dated as of the Restatement Date, between the Trustee, the Collateral Custodian, the Borrower, the Servicer and the Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Trustee Fees” means the trustee fees set forth in the Trustee and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

“Trustee Termination Notice” has the meaning assigned to that term in Section 10.05.

“U.S. Bank” has the meaning assigned to that term in the preamble hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Unfunded Exposure Account” means a special trust account (account number 787456-702 at the Bank) in the name of the Borrower and under the sole dominion and control of the Trustee for the benefit of the Secured Parties; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Account Agreement” means that certain Unfunded Exposure Account Agreement, dated the Restatement Date, among the Borrower, the Servicer,

the Bank, the Agent, and the Trustee, which agreement relates to the Unfunded Exposure Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Unfunded Exposure Amount” means, at any time, the amount, if any, by which (i) the aggregate Exposure Amount exceeds (ii) the aggregate amount on deposit in the Unfunded Exposure Account.

“Unfunded Exposure Equity Amount” means, on any date of determination, an amount equal to (a) the Exposure Amount multiplied by (b) the difference of (i) 100% minus (ii) the Applicable Percentage.

“Unfunded Exposure Equity Shortfall” means, on any date of determination, an amount equal to the excess, if any, of the Unfunded Exposure Equity Amount over the amount on deposit in the Unfunded Exposure Account.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” the meaning of “Unrestricted Cash” or any comparable definition in the Loan Agreements for each Loan Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Loan Agreement, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Loan Agreement).

“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(i)                                     (x) The Interest Coverage Ratio for any Relevant Test Period with respect to such Loan Asset is less than 90% of the Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date, or (y) the Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is more than 0.50x higher than such Net Leverage Ratio as calculated on the applicable Cut-Off Date;

(ii)                                  an Obligor payment default under any Loan Asset (after giving effect to any applicable grace or cure periods, but in any case not to exceed five Business Days, in accordance with the Loan Agreement);

(iii)                               any other Obligor default under any Loan Asset (after giving effect to any applicable grace or cure periods in accordance with the Loan Agreement);

(iv)                              a Bankruptcy Event with respect to the related Obligor;

(v)                                 the occurrence of a Material Modification (in accordance with clauses (b)-(c) or clauses (e)-(g) of the definition thereof) with respect to such Loan Asset; or

(vi)                              the occurrence of a Material Modification (in accordance with clauses (a) or (d) of the definition thereof) with respect to such Loan Asset.

“Variable Funding Note” has the meaning assigned to such term in Section 2.01(a).

“Wachovia” means Wachovia Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

“Wachovia Variable Funding Certificate” has the meaning assigned to that term in Section 2.01(a).

“Wachovia Variable Funding Note” has the meaning assigned to that term in Section 2.01(a).

“Warranty Event” means, as to any Loan Asset, the discovery that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset, whether pursuant to this Agreement (as amended and restated) or, with respect to any Original Loan Asset, pursuant to the Original Agreement, as applicable (other than any representation or warranty that the Loan Asset satisfies the criteria of the definition of Eligible Loan Asset) and the failure of Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Agent or the Borrower becoming aware thereof.

“Warranty Loan Asset” means any Loan Asset that fails to satisfy any criteria of the definition of Eligible Loan Asset as of the Cut-Off Date for such Loan Asset (or, with respect to any Original Loan Asset, such Loan Asset failed to satisfy any criteria of the definition of “Eligible Loan” as defined in the Original Agreement as of the Cut-Off Date for such Loan Asset) or a Loan Asset with respect to which a Warranty Event has occurred; provided that, any Loan Asset approved by the Agent in accordance with Section 11 of Schedule III on the applicable Cut-Off Date shall not be a Warranty Loan Asset due to the failure of such Loan Asset to satisfy the requirements of Section 11 of Schedule III on any date thereafter.

“WFS” has the meaning assigned to that term in the Preliminary Statement.

“Yield” means with respect to any Remittance Period, the sum for each day in such Remittance Period determined in accordance with the following formula:

YR x L
D

where:                                                                                     YR                                =                                         the Yield Rate applicable on such day;

L                                         =                                         the Advances Outstanding on such day; and

D                                       =                                         360 or, to the extent the Yield Rate is the Base Rate, 365 or 366 days, as applicable;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by the Note Purchaser to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, as of any date of determination, an interest rate per annum equal to LIBOR for such date plus the Applicable Spread; provided that (i) if the Note Purchaser shall have notified the Agent that a Eurodollar Disruption Event has occurred, the Yield Rate shall be equal to the Base Rate plus the Applicable Spread until the Note Purchaser shall have notified the Agent that such Eurodollar Disruption Event has ceased, at which time the Yield Rate shall again be equal to LIBOR for such date plus the Applicable Spread and (ii) if any Event of Default has occurred, the Yield Rate shall be increased to the Default Funding Rate, effective as of the date of the occurrence of such Event of Default, and shall remain at the Default Funding Rate following the occurrence of such Event of Default.

SECTION 1.02                                                                    Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03                                                                    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II.

THE FACILITY

SECTION 2.01                                                                    Variable Funding Note and Advances.

(a)                                  Variable Funding Note. The Borrower has heretofore delivered or shall, on the Restatement Date (and on the terms and subject to the conditions hereinafter set forth), deliver to the Note Purchaser at the address set forth in Section 11.02, a duly executed variable funding note (the “Variable Funding Note”), in substantially the form of Exhibit I, in an aggregate face amount equal to $400,000,000, and otherwise duly completed. Interest shall accrue on the Variable Funding Note, and the Variable Funding Note shall be payable, as described herein. The amount of “Advances Outstanding” (as defined in the Original Agreement) held by Wachovia (as an institutional purchaser party to the Original Agreement) and outstanding as of the Restatement Date, as evidenced by that certain Third Amended, Restated and Substituted Variable Funding Certificate issued to Wachovia pursuant to the Original Agreement (the “Wachovia Variable Funding Certificate”), shall be deemed to constitute Advances Outstanding of Wachovia (as the Note Purchaser hereunder) on the Restatement Date under the Variable Funding Note issued to Wachovia pursuant to this Section 2.01(a) (the

“Wachovia Variable Funding Note”).  For the avoidance of doubt, the Wachovia Variable Funding Note shall amend and restate the Wachovia Variable Funding Certificate and shall continue, but shall not constitute payment upon or novation of, the outstanding balance on the Wachovia Variable Funding Certificate.

(b)                                 Advances. On the terms and conditions hereinafter set forth, the Note Purchaser shall make Advances under the Variable Funding Note to the Borrower secured by Eligible Loan Assets from time to time during the period from the Closing Date until the Facility Maturity Date. Under no circumstances shall the Note Purchaser make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base.

(c)                                  Notations on Variable Funding Note. The Agent is hereby authorized to enter on a schedule attached to the Variable Funding Note a notation (which may be computer generated) with respect to each Advance under the Variable Funding Note made by the Note Purchaser of:  (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.  The failure of the Agent to make any such notation on the schedule attached to any Variable Funding Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

SECTION 2.02                                                                    Procedure for Advances.

(a)                                  Until the occurrence of the Facility Maturity Date, the Note Purchaser will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b)                                 Each Advance shall be made on at least one Business Day’s irrevocable written notice from the Borrower to the Agent, with a copy to the Trustee and the Collateral Custodian, in the form of a Notice of Borrowing; provided that such Notice of Borrowing shall be deemed to have been received by the Agent on a Business Day if delivered no later than 5:00 p.m. (New York City time) on such Business Day and if not delivered by such time, shall be deemed to have been received on the following Business Day. The Borrower or Servicer shall post all Loan Agreements and other loan documents and information with respect to each proposed Eligible Loan Asset, if any, to an IntraLinks (or other replacement) website to which the Agent has access. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

(i)                                     the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that, except with respect to an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;

(ii)                                  the proposed date of such Advance;

(iii)                               a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied; and

(iv)                              the amount of cash that will be funded into the Unfunded Exposure Account in connection with the Advance, if applicable.

On the date of each Advance, the Note Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower on the applicable Advance Date in same day funds, the amount of such Advance, by payment into the account which the Borrower has designated in writing; provided that, with respect to an Advance funded pursuant to Section 2.02(f), the Note Purchaser shall remit the Advance equal to the Exposure Amount Shortfall in same day funds to the Unfunded Exposure Account.

(c)                                  The Advances shall bear interest at the Yield Rate.

(d)                                 Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, on and after the Restatement Date and prior to the Facility Maturity Date.

(e)                                  Determinations by the Note Purchaser of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower by written notice from the Agent promptly after the Agent learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Advances at LIBOR, shall be conclusive absent manifest error.

(f)                                    Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default or the existence of an Unmatured Event of Default or a Borrowing Base Deficiency), if, upon the occurrence of an Event of Default, the amount on deposit in the Unfunded Exposure Account is less than the aggregate Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Exposure Amount Shortfall”).  Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), the Note Purchaser shall fund such Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02).

SECTION 2.03                                                                    [Reserved]

SECTION 2.04                                                                    Remittance Procedures. The Servicer, as agent for the Agent and the Note Purchaser, shall instruct the Trustee and, if the Servicer fails to do so, the Agent may instruct the Trustee, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a)                                  Interest Payments Absent an Event of Default. So long as no Event of Default has occurred and, in any case, prior to the declaration, or automatic occurrence, of the Facility Maturity Date, the Servicer shall, and if the Servicer fails to do so the Agent may, on each Payment Date, direct the Trustee to transfer Interest Collections held by the Bank in the Collection Account which were received in the immediately prior Remittance Period, in accordance with the Servicing Report, to the following Persons in the following amounts and priority:

(i)                                     FIRST, pari passu to (a) the Trustee, in payment in full of all accrued Trustee Fees and all Trustee Expenses, and (b) the Collateral Custodian, in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses; provided that amounts payable to the Trustee for Trustee Expenses and Collateral Custodian for Collateral Custodian Expenses pursuant to the foregoing clauses (a) and (b) shall not exceed $40,000 for any Payment Date and SECOND to the Servicer, in payment in full of all accrued Servicing Fees;

(ii)                                  to the Agent, for the benefit of the Note Purchaser, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Remittance Period;

(iii)                               to the Agent, for the benefit of the Note Purchaser, the Agent or the Collateral Custodian as applicable, all accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Agent, the Note Purchaser or the Collateral Custodian under the Transaction Documents;

(iv)                              to pay the outstanding Advances to the extent required to satisfy any outstanding Borrowing Base Deficiency;

(v)                                 to pay the Advances Outstanding, together with any applicable Make-Whole Premium, in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);

(vi)                              to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);

(vii)                           to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

(viii)                        to the Borrower, any remaining amounts.

(b)                                 Principal Payments Absent an Event of Default.  So long as no Event of Default has occurred and, in any case, prior to the declaration, or automatic occurrence, of the Facility Maturity Date, the Servicer shall, and if the Servicer fails to do so the Agent may, on each Payment Date, direct the Trustee to transfer Principal Collections held by the Bank in the Collection Account which were received in the immediately prior Remittance Period, in accordance with the Servicing Report, to the following Persons in the following amounts and priority:

(i)                                     to pay amounts due under Section 2.04(a)(i) through (iv), to the extent not paid thereunder;

(ii)                                  in the event the Borrowing Base is less than $200,000,000 after giving effect to any distributions on that day, to pay the Advances Outstanding until paid in full;

(iii)                               to pay the Advances Outstanding, together with any applicable Make-Whole Premium, in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);

(iv)                              to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);

(v)                                 to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

(vi)                              to the Borrower, any remaining amounts.

(c)                                  Payment Date Transfers Upon the Occurrence of an Event of Default. If an Event of Default has occurred or, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, the Servicer shall, and if the Servicer fails to do so the Agent may, on each Payment Date, direct the Trustee to transfer collected funds held by the Bank in the Collection Account which were received in the immediately prior Remittance Period, in accordance with the Servicing Report, to the following Persons in the following amounts and priority:

(i)                                     FIRST, pari passu to (a) the Trustee, in payment in full of all accrued Trustee Fees and all Trustee Expenses, and (b) the Collateral Custodian, in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses; provided that amounts payable to the Trustee for Trustee Expenses and Collateral Custodian for Collateral Custodian Expenses pursuant to the foregoing clauses (a) and (b) shall not exceed $40,000 for any Payment Date and SECOND to the Servicer, in payment in full of all accrued Servicing Fees;

(ii)                                  to the Agent, for the benefit of the Note Purchaser, all accrued and unpaid Yield and the Non-Usage Fee as of the last day of the related Remittance Period;

(iii)                               to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Exposure Amount;

(iv)                              to the Agent, for the benefit of the Note Purchaser, the Agent or the Collateral Custodian, as applicable, all accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Agent, the Note Purchaser or the Collateral Custodian under the Transaction Documents;

(v)                                 to pay the Advances, until paid in full;

(vi)                              to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);

(vii)                           to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

(viii)                        to the Borrower, any remaining amounts.

(d)                                 Unfunded Exposure Account. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Revolving Loan Asset or Delayed Draw Loan Asset; provided that, until an Event of Default has occurred, the amount withdrawn to fund such draw request shall not create any Borrowing Base Deficiency. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Trustee (with a copy to the Agent) in the form of a Disbursement Request, and the Trustee shall instruct the Bank to fund such draw request in accordance with the Loan Agreement pertaining to such Revolving Loan Asset or Delayed Draw Loan Asset. Until an Event of Default has occurred, any amounts on deposit in the Unfunded Exposure Account which exceed the Unfunded Exposure Equity Amount as of any date of determination shall be deposited into the Principal Collection Account as Principal Collections. On and after the occurrence of an Event of Default, any amounts on deposit in the Unfunded Exposure Account which exceed the Exposure Amount as of any date of determination shall be deposited into the Principal Collection Account as Principal Collections.

(e)                                  Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.

SECTION 2.05                                                                    Instructions to the Trustee and the Bank. All instructions and directions given to the Trustee or the Bank by the Servicer, the Borrower or the Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Trustee or the Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall promptly transmit to the Agent by telecopy or e-mail a copy of all instructions and directions given to the Trustee or the Bank by such party pursuant to Section 2.04. The Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Trustee or the Bank by the Agent, pursuant to Section 2.04. In the event the Trustee or the Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received by the Agent, the Trustee or the Bank, as applicable, shall rely on and follow the instructions given by the Agent; provided that the Trustee or Bank, as applicable, shall promptly provide notification to the Servicer or the Borrower of such conflicting instructions; provided, further, that any such failure on the part of the Trustee to deliver such notice shall not render such action by the Trustee invalid.

SECTION 2.06                                                                    Borrowing Base Deficiency Payments.

(a)                                  In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days from the date of such Borrowing Base Deficiency, eliminate such Borrowing Base Deficiency in its entirety by effecting one or more of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in United States dollars into the Principal Collection Account, (ii) repay Advances (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Agent and Note Purchaser, in each case in respect of the amount so prepaid), and/or (iii) subject to the approval of the Agent, in its sole discretion (and the Agent shall use reasonable efforts to give such approval in a timely fashion), Pledge additional Eligible Loan Assets.

(b)                                 No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Agent (with a copy to the Trustee and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule.  Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

SECTION 2.07                                                                    Substitution and Sale of Loan Assets; Affiliate Transactions.

(a)                                  Substitutions. The Borrower may, with the consent of the Agent in its sole discretion, replace any Loan Asset as a Loan Asset so long as (i) no event has occurred, or would result from such substitution, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may effect a substitution as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Unmatured Event of Default arising therefrom) so long as immediately after giving effect to such substitution and any other sale or transfer substantially contemporaneous therewith, such Borrowing Base Deficiency shall be cured or closer to being cured and (ii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset.

(b)                                 Discretionary Sales. The Borrower shall be permitted to sell Loan Assets to Persons other than the Transferor or its Affiliates from time to time; provided that (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may sell Loan Assets as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Unmatured Event of Default arising therefrom) so long as the Agent shall approve of such sale and, immediately after giving effect to such sale and any other substitution or transfer substantially contemporaneous therewith, the Borrowing Base Deficiency shall be cured or closer to being cured and (iii) the prior written consent of the Agent shall be required if such Loan Asset is sold for an amount which is less than the Adjusted Borrowing Value.

(c)                                  Optional Sales. On any Optional Sale Date the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment by the Borrower of all or a portion of the Loan Assets, as the case may be in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), subject to the following terms and conditions:

(i)                                     The Borrower shall have given the Agent (with a copy to the Trustee and the Collateral Custodian) at least 45 days’ prior written notice of its intent to effect an Optional Sale in connection with a Permitted Securitization or a Permitted Refinancing, and the Agent shall have delivered to the Borrower its prior written consent (in its sole discretion) to such Optional Sale, unless such 45 days’ notice requirement is waived or reduced by the Agent; provided that no such consent will be required for any Optional Sale of any Loan Asset at a price equal to or greater than the Adjusted Borrowing Value of such Loan Asset as of the date of the Optional Sale to the extent that the aggregate Outstanding Balance of all Loan Assets sold pursuant to this proviso (taking into account the proposed sale) during the 12-month period immediately preceding and including the proposed date of such sale does not exceed 15% of the highest aggregate Outstanding Balance of any month during such 12-month period;

(ii)                                  Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Servicing Report), the Servicer shall deliver to the Agent (with a copy to the Trustee and the Collateral Custodian) a certificate and evidence to the reasonable satisfaction of the Agent (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement.  In effecting an Optional Sale, the Borrower may use the Proceeds of sales of the Loan Assets to repay all or a portion of the Obligations;

(iii)                               no Event of Default has occurred, or would result from such Optional Sale, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Optional Sale; and

(iv)                              on the related Optional Sale Date, the Borrower shall have deposited into the Collection Account, in immediately available funds, the proceeds of such Optional Sale, which shall at least equal the aggregate Adjusted Borrowing Value of the Loan Assets being sold.

(d)                                 Lien Release Dividend.  Notwithstanding any provision contained in this Agreement to the contrary, provided no Event of Default has occurred and no Unmatured Event of Default exists, on a Lien Release Dividend Date, the Borrower may dividend to the Equityholder and the Equityholder may dividend to the Transferor a portion of those Loan Assets that were sold by the Transferor to the Equityholder and by the Equityholder to the Borrower, or portions thereof (each, a “Lien Release Dividend”), subject to the following terms and conditions, as certified by the Borrower and the Transferor to the Agent (with a copy to the Trustee and the Collateral Custodian):

(i)                                     The Borrower and the Transferor shall have given the Agent, with a copy to the Trustee and the Collateral Custodian, at least five Business Days prior written notice requesting that the Note Purchaser consent to the effectuation of a Lien Release Dividend, in the form of Exhibit J hereto (a “Notice and Request for Consent”), which consent shall be given in the sole and absolute discretion of the Note Purchaser; provided that, if the Note Purchaser shall not have responded to the Notice and Request for Consent by 11:00 a.m. on the day that is one Business Day prior to the proposed Lien Release Dividend Date, the Note Purchaser shall be deemed not to have given its consent;

(ii)                                  On any Lien Release Dividend Date, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date;

(iii)                               After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (A) no Borrowing Base Deficiency, Event of Default or Unmatured Event of Default shall exist, (B) the representations and warranties contained in Sections 4.01 and 4.02 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (C) the eligibility of any Loan Asset remaining as part of the Collateral Portfolio after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents and (E) there shall have been no material adverse change as to the Servicer or the Borrower;

(iv)                              Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, (x) insolvent, (y) with insufficient funds to pay its obligations as and when they become due or (z) with inadequate capital for its present and anticipated business and transactions;

(v)                                 On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Agent, with a copy to the Trustee and the Collateral Custodian, a list specifying all Loan Assets or portions thereof to be transferred pursuant to such Lien Release Dividend and the Agent shall have approved same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;

(vi)                              A portion of a Loan Asset may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of such Loan Asset remaining as a part of the Collateral Portfolio, any other aspect of the Collateral Portfolio, the Note Purchaser, the Agent or any other Secured Party and (B) a new promissory note (other than with respect to a Noteless Loan Asset) for the portion of the Loan Asset remaining as a part of the Collateral Portfolio has been executed, and the original thereof has been endorsed to the Trustee and delivered to the Collateral Custodian;

(vii)                           Each Loan Asset, or portion thereof, as applicable, shall be transferred at a value equal to the Outstanding Balance thereof, exclusive of any accrued and unpaid interest or Accreted Interest thereon;

(viii)                        The Borrower shall deliver a Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend) to the Agent; and

(ix)                                The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Agent, the Note Purchaser, the Trustee or the Collateral Custodian, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Breakage Fees) with respect to the Loan Assets to be transferred pursuant to such Lien Release Dividend and incurred in connection with the transfer of such Loan Assets pursuant to such Lien Release Dividend; and

(x)                                   The Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Agent, the Note Purchaser, the Trustee and the Collateral Custodian in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, on behalf of the Secured Parties, and any other party having an interest in the Loan Assets in connection with such Lien Release Dividend).

(e)                                  Repurchase or Substitution of Warranty Loan Assets.  If on any day a Loan Asset is (or becomes) a Warranty Loan Asset, no later than 10 Business Days following the earlier of knowledge by the Borrower of such Loan Asset becoming a Warranty Loan Asset or receipt by the Borrower from the Agent or the Servicer of written notice thereof, the Borrower shall either:

(i)                                     make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to the Advance Date Assigned Value multiplied by the principal balance of such Loan Asset (exclusive of Accreted Interest), any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Agent or by any Note Purchaser in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Agent to the Borrower); provided that the Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii)                                  with the prior written consent of the Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset.

Upon confirmation of the deposit of the amounts set forth in Section 2.07(e)(i) into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset (the date of such confirmation or delivery, the “Release Date”), such Warranty Loan Asset and related Portfolio Assets shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio.  On the Release Date of each Warranty Loan Asset, the Trustee, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Trustee, for the benefit of the Secured Parties in, to and under the Warranty Loan Asset and any related Portfolio Assets and all future monies due or to become due with respect thereto.

(f)                                    Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), (c) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Agent and Trustee by the Borrower):

(i)                                     the Borrower shall deliver a Borrowing Base Certificate to the Agent in connection with such sale, substitution or repurchase;

(ii)                                  the Borrower shall deliver a list of all Loan Assets to be sold, substituted, repurchased;

(iii)                               no selection procedures adverse to the interests of the Agent or the Note Purchaser were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted;

(iv)                              the Borrower shall give one Business Day’s notice of such sale (other than in the case of an Optional Sale), substitution or repurchase;

(v)                                 the Borrower shall notify the Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(vi)                              the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vii)                           any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

(viii)                        the Borrower and Servicer (on behalf of the Borrower) shall agree to pay the reasonable legal fees and expenses of the Agent, the Note Purchaser, the Trustee and the Collateral Custodian in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee on behalf of the Secured Parties and any other party having an interest in the Loan Asset in connection with such sale, substitution or repurchase); and

(ix)                                other than in the case of Section 2.07(e) and solely in the event that Ares or an Affiliate is no longer the Servicer and the Facility Maturity Date has not yet occurred (or, in the case of the declaration of the Facility Maturity Date that arises solely pursuant to Section 7.01(d) due solely to the occurrence of an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof), until on or after the earlier of (x) the date that is twelve months after the occurrence of such Facility Maturity Date or (y) the occurrence of a Facility Maturity Date for any other reason other than an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof), the Borrower shall have consented to such sale or substitution.

(g)                                 Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, neither the Equityholder nor the Transferor shall reacquire from the Borrower and the Borrower shall not transfer to the Equityholder, the Transferor or to Affiliates of the Transferor or the Equityholder, and none of the Transferor, the Equityholder nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets without the prior written consent of the Agent, except in the case of repurchases of Loan Assets by the Equityholder pursuant to Section 6.1 of the Second Tier Purchase and Sale Agreement and by the Transferor pursuant to Section 6.1 of the First Tier Purchase and Sale Agreement.  For the avoidance of doubt, nothing in this clause (g) shall prohibit the Borrower or the Equityholder, respectively, from transferring or distributing its Loan Assets to the holders of its equity or Affiliates, as applicable, in accordance with Section 2.07(a), 2.07(c), 2.07(d) or 2.07(e) herein.

(h)                                 Limitations on Sales, Substitutions and Repurchases.

(i)                                     The Outstanding Balance of all Loan Assets subject to clauses (ii), (iv) or (vi) of the definition of “Value Adjustment Event” which were included in all Lien Release Dividends or substituted by the Borrower pursuant to Section 2.07(a), in each case during the 12-month period immediately preceding the proposed Lien Release

Dividend Date or date of substitution, as applicable, does not exceed 10% of the highest aggregate Outstanding Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date). Any Lien Release Dividend or substitution of a “Delinquent Loan” or a “Charged-Off Loan” (as each such term is defined in the Original Agreement) effected pursuant to the Original Agreement during the 12-month period immediately preceding the date of determination shall be included in this calculation.

(ii)                                  The Outstanding Balance of all Loan Assets (other than Warranty Loan Assets) sold pursuant to Section 2.07(b), sold without the consent of the Agent in accordance with Section 2.07(c) (in each case, other than Loan Assets subject to clauses (ii), (iv) or (vi) of the definition of “Value Adjustment Event”), substituted pursuant to Section 2.07(a) or released pursuant to Section 2.07(d) during the 12-month period immediately preceding the proposed date of sale, substitution or Lien Release Dividend (or such lesser number of months as shall have elapsed as of such date) does not exceed 20% of the highest aggregate Outstanding Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date). Any “Discretionary Sale”, “Optional Sale”, “Substitute Loan” or “Lien Release Dividend” (as each such term is defined in the Original Agreement) effected pursuant to the Original Agreement during the 12-month period immediately preceding the date of determination shall be included in this calculation.

(iii)                               Rule 3a-7.  Notwithstanding anything in this Section 2.07, the Borrower shall not, and the Servicer shall not on the Borrower’s behalf, purchase, sell or substitute any Loan Asset with the primary purpose of recognizing gain or decreasing losses on such Loan Asset or in any manner that would cause the Borrower not to be in compliance with the requirements of Rule 3a-7 under the 1940 Act.

SECTION 2.08                                                                    Payments and Computations, Etc.

(a)                                  All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 5:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by Applicable Law, pay to the Secured Parties interest on all amounts not paid or deposited when due (taking into account any grace period provided for herein) to any of the Secured Parties hereunder at the Default Funding Rate, payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by the Note Purchaser to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable.

(b)                                 Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c)                                  If any Advance requested by the Borrower and approved by the Note Purchaser and the Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Note Purchaser, the Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the Note Purchaser against any loss, cost or expense incurred by the Note Purchaser related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Note Purchaser, the Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Note Purchaser to fund Advances or maintain the Advances. The Note Purchaser shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

SECTION 2.09                                                                    Fees. The Borrower shall pay the Note Purchaser (either directly or through the Agent) certain fees (the “Fees”) in the amounts and on the dates set forth in a fee letter, dated the Closing Date and amended and restated on the Restatement Date, among the Borrower, Ares, the Agent and the Note Purchaser (as further amended, modified, supplemented or restated from time to time, the “Fee Letter”).

SECTION 2.10                                                                    Increased Costs; Capital Adequacy.

(a)                                  If, due to either (i) the introduction of or any change following the Restatement Date (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Restatement Date of any Applicable Law (including, without limitation, any law or regulation resulting in any interest payments paid to the Note Purchaser under this Agreement being subject to any Tax, except for Taxes on the overall net income of the Note Purchaser), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Restatement Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Agent, the Note Purchaser, or any Affiliate, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, the Borrower shall, from time to time, after written demand by the Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided, that the amounts payable under this Section 2.10 shall be without duplication of amounts payable under Section 2.11 and shall not include any Excluded Taxes.

(b)                                 If either (i) the introduction of or any change following the Restatement Date in or in the interpretation, administration or application following the Restatement Date of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Restatement Date, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction.

(c)                                  In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

SECTION 2.11                                                                    Taxes.

(a)                                  All payments made by an Obligor in respect of a Loan Asset and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes.  If any Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.  The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower or Servicer under this Agreement will not, however, apply with respect to Taxes imposed on or measured by net income or franchise Taxes imposed on any Indemnified Party by a taxing jurisdiction in which any such Person is organized, conducts business or is paying Taxes (as the case may be) (“Excluded Taxes”).

(b)                                 The Borrower will indemnify, from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower is insufficient the Servicer, on behalf of the Borrower, will indemnify) each Indemnified Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.

(c)                                  Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Agent and the Note Purchaser at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(d)                                 If any assignee of the Note Purchaser is not created or organized under the laws of the United States or a political subdivision thereof, such Note Purchaser shall deliver to the Borrower, with a copy to the Agent, (i) within 15 days after becoming an assignee hereunder, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Note Purchaser without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.11(d), copies (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower or the Servicer to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes.

(e)                                  If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Note Purchaser in connection with this Agreement or the funding or maintenance of Advances hereunder, the Note Purchaser is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.11, then, within 10 days after demand by each applicable Note Purchaser, the Servicer shall pay (or to the extent the Servicer does not make such payment the Borrower shall pay) to the Note Purchaser such additional amount or amounts as may be necessary to reimburse the Note Purchaser for any amounts paid by them.

Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.11 shall survive the termination of this Agreement.

SECTION 2.12                                                                    Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Trustee, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase and Sale Agreements (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts, Retained Interest or Attached Equity (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Trustee, for the benefit of the Secured Parties, its right to indemnification under Article IX of each Purchase and Sale Agreement.  The Borrower confirms that until the Collection Date the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase and Sale Agreements and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Trustee, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

SECTION 2.13                                                                    Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Trustee, on behalf of the Secured Parties, and (b) grants a security interest to the Trustee, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Agent, the Trustee or the Note Purchaser (nor its successors and assigns) shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Agent, the Trustee, or the Note Purchaser (nor its successors and assigns) be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.14                                                                    Evidence of Debt. The Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Note Purchasers (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and each Note Purchaser shall treat each person whose name is recorded in the Register as a Note Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Note Purchaser at any reasonable time and from time to time upon reasonable prior notice.

SECTION 2.15                                                                    Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true and correct on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.

SECTION 2.16                                                                    Release of Loan Assets.

(a)                                  The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) released pursuant to a Lien Release Dividend, sold or substituted in accordance with the applicable provisions of Section 2.07 or liquidated in accordance with Section 6.05 and 12.08(a) and any Portfolio Assets pertaining to such Loan Asset and (ii) any Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Trustee, for the benefit of the Secured Parties, shall at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit N) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Trustee as described in the immediately preceding sentence, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b)                                 Promptly after the Collection Date has occurred, the Note Purchaser and the Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Trustee, Note Purchaser or the Agent but without any other representation or warranty, express or implied, by or recourse against the Note Purchaser or the Agent.

SECTION 2.17                                                                    Treatment of Amounts Paid by the Borrower. Amounts paid by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

SECTION 2.18                                                                    Prepayment; Termination.

(a)                                  Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, Advances may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction at least one Business Day prior to such reduction (which notice shall include a Borrowing Base Certificate) and upon payment in full of any Breakage Fees and other accrued and unpaid costs and expenses of Agent and Note Purchaser related to such prepayment; provided that no such reduction shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Agent, in its sole discretion and (ii) no event would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable.

(b)                                 Notwithstanding any other provision hereof, the Borrower shall not terminate this Agreement or any other Transaction Document or reduce the Maximum Facility Amount prior to the date which is five Business Days prior to the Stated Maturity Date without the Agent’s prior written consent, which consent may be withheld in the Agent’s sole discretion; provided, that (i) upon three Business Days’ prior written notice to the Agent, and only so long as no Event of Default has occurred and no Unmatured Event of Default exists, the Borrower may terminate this Agreement upon payment in full of all outstanding Advances, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of Agent and Note Purchaser, payment of the Make-Whole Premium and payment of all other Obligations and (ii) with the prior written consent of the Agent, the Borrower may reduce the Maximum Facility

Amount upon payment in full of the Make-Whole Premium and delivery of a Notice of Reduction at least one Business Day prior to such reduction; provided, further that no Event of Default or Unmatured Event of Default would result from such reduction in the Maximum Facility Amount. Any termination of this Agreement shall be subject to Section 11.05.

(c)                                  Notwithstanding anything to the contrary in Section 2.18(b), no Make-Whole Premium shall be payable by the Borrower in the event that either (i)(x) the Obligations are refinanced by the proceeds of any other financing of the Transferor or any of its Affiliates by any of the Agent or any of their respective Affiliates or (y) the Agent or any of their respective Affiliates enters into another credit facility or other financing with the Transferor or any of its Affiliates substantially concurrently with the termination of this Agreement (provided that in either case of clause (x) or clause (y) above, the aggregate commitments of such financing shall equal or exceed the Advances Outstanding on such date, and the Agent or their respective Affiliates hold at least 51% of the aggregate commitments of such replacement or other financing), (ii) as of any date of determination, the Agent has not approved greater than 33% of the Eligible Loan Assets submitted by the Borrower for approval prior to such date, such percentage to be calculated based on the number of Eligible Loan Assets reviewed; provided, that only Eligible Loan Assets with respect to which the Borrower has provided the Agent with all of the information reasonably requested by the Agent to make such approval determination for such Eligible Loan Asset; provided, further, that at least 15 Eligible Loan Assets that meet the criteria of the foregoing proviso must have been reviewed for this clause (ii) to apply. For the avoidance of doubt, any reference to “Eligible Loan Asset” in this Section 2.18(c) shall include Loan Assets which are not “Eligible Loan Assets” solely due to the failure to satisfy clause 11 of Schedule III to this Agreement or (iii) this Agreement is terminated within five Business Days prior to the Stated Maturity Date.

(d)                                 The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Note Purchaser to enter into this Agreement.

SECTION 2.19                                                                    Extension of Stated Maturity Date.  The Borrower may, within 60 days but not less than 45 days prior to the Stated Maturity Date, make a request to extend the date set forth in the definition of “Stated Maturity Date” for an additional period of one year. The Stated Maturity Date may be extended by one year by mutual agreement among the Agent, the Note Purchaser, the Borrower and the Servicer (such extension, the “Initial Extension”). Following such Initial Extension, the Borrower may, within 60 days but not less than 45 days prior to the Stated Maturity Date (as revised by the Initial Extension), make a request to extend the date set forth in the definition of “Stated Maturity Date” (as revised by the Initial Extension) for an additional period of one year. The Stated Maturity Date (as revised by the Initial Extension) may be extended by one year upon the mutual agreement among the Agent, the Note Purchaser, the Borrower and the Servicer (such extension, the “Second Extension”). The effectiveness of either the Initial Extension or the Second Extension shall be conditioned upon the payment of the Additional Structuring Fee (as defined in the Fee Letter) to the Agent for the Agent’s own account, in immediately available funds. The Borrower confirms that the Note Purchaser and the Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Stated Maturity Date.

SECTION 2.20                                                                    Collections and Allocations.

(a)                                  The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received in the Concentration Account or received directly by it to the Collection Account by the close of business on the second Business Day after such Collections are received.  Within fifteen days following the Restatement Date, the Servicer shall instruct all Obligors to remit Interest Collections and Principal Collections directly to the Collection Account. Upon the transfer of Available Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively.  The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).

(b)                                 On the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(c)                                  With the prior written consent of the Agent (a copy of which will be provided by the Servicer to the Trustee), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Agent in its sole discretion.

(d)                                 Prior to notice of exclusive control, the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Trustee to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity unless the Servicer determines there is a substantial risk of material deterioration of such Permitted Investment, in its commercially reasonable discretion. All such Permitted Investments shall be registered in the name of the Bank or its nominee for the benefit of the Agent or Trustee, and otherwise comply with assumptions of the legal opinions of Latham & Watkins LLP dated the Restatement Date and delivered in connection with this Agreement. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. In the event the Borrower or Servicer direct the funds to be invested in investments which are not Permitted Investments, the Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Bank, the Trustee, the Agent or the Note Purchaser shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account.

(e)                                  Until the Collection Date, the Borrower shall have no rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04 or Section 2.21.

SECTION 2.21                                                                    Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Trustee and Agent, prior to the Facility Maturity Date, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(a)                                  withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:

(i)                                     all conditions precedent set forth in Section 3.04 have been satisfied;

(ii)                                  no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;

(iii)                               the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iv)                              the Servicer provides same day written notice to the Agent and the Trustee by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v)                                 the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer; and

(vi)                              the Trustee provides to the Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Account; or

(b)                                 withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.

Upon the satisfaction of the applicable conditions set forth in this Section 2.21 (as certified by the Borrower to the Trustee and the Agent), the Trustee will release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.01                                                                    Conditions Precedent to Effectiveness.

(a)                                  This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i)                                     all reasonable up-front expenses and fees (including legal fees and any fees required under the Fee Letter) that are invoiced at or prior to the Restatement Date shall have been paid in full;

(ii)                                  (x) payment in full of all Indebtedness owed to Wachovia Bank, National Association pursuant to the JPMorgan Loan Documents and (y) the closing of the amended JPMorgan Loan Documents, to the reasonable satisfaction of the Agent;

(iii)                               any and all information submitted to the Note Purchaser by the Borrower, the Transferor, the Equityholder or the Servicer or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(iv)                              the Note Purchaser shall have received, all documentation and other information requested by the Note Purchaser in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Note Purchaser;

(v)                                 the Agent shall have received on or before the date of such Advance the items listed in Schedule I hereto, each in form and substance satisfactory to the Agent and the Note Purchaser;

(vi)                              the Agent and Note Purchaser have received approval from their internal credit committee and all other necessary approvals, as required by the Agent, in its sole discretion; and

(vii)                           no material adverse effect on the business, assets, financial conditions or performance of the Servicer and its subsidiaries, including the Borrower, on a consolidated basis, has occurred.

(b)                                 By its execution and delivery of this Agreement, each of the Borrower and Servicer hereby certifies that, and the Agent hereby acknowledges that, each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied.

SECTION 3.02                                                                    Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Note Purchaser shall be subject to the further conditions precedent that:

(a)                                  On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i)                                     the Servicer (on behalf of the Borrower) shall have delivered to the Agent (with a copy to the Collateral Custodian and copies of the Notice of Borrowing and Borrowing Base Certificate to the Trustee only) no later than 5:00 p.m. on the date that is one Business Day prior to the related Advance Date: (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Loan Asset Schedule and (D) except with respect to an Advance under Section 2.02(f), Loan Assignments in the form of Exhibit A to the Purchase and Sale Agreements (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Agent;

(ii)                                  except with respect to an Advance under Section 2.02(f), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Agent), no later than 2:00 p.m. one Business Day prior to the related Advance Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit K) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Advance Date as to any Loan Assets;

(iii)                               the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and (except with respect to an Advance required by Section 2.02(f)) there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv)                              on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance (except with respect to an Advance required by Section 2.02(f)), the Advances Outstanding does not exceed the Borrowing Base;

(v)                                 no Event of Default has occurred, or would result from such Advance, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;

(vi)                              no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(vii)                           since the Closing Date, no material adverse change has occurred in the ability of the Servicer, Transferor, the Equityholder or the Borrower to perform its obligations under any Transaction Document;

(viii)                        no Liens exist in respect of Taxes which are prior to the lien of the Trustee on the Eligible Loan Assets to be Pledged on such Advance Date; and

(ix)                                all terms and conditions of each Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed, and with respect to each Eligible Loan Asset so assigned pursuant to each Purchase and Sale Agreement, the Transferor and the Equityholder shall not have been subject to any Change of Control since the Restatement Date, other than a Change of Control previously approved by the Agent in writing.

(b)                                 The Agent shall have approved in its sole and absolute discretion each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Advance Date.

(c)                                  No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by the Note Purchaser or the proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.

(d)                                 Except with respect to an Advance required by Section 2.02(f), the Facility Maturity Date has not yet occurred.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Agent and the Note Purchaser, which right may be exercised at any time on the demand of the Note Purchaser, to rescind the related Advance and direct the Borrower to pay to the Agent for the benefit of the Note Purchaser an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

SECTION 3.03                                                                    Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to the Note Purchaser’s obligation to make such an advance unless such waiver is in writing and executed by the Note Purchaser.

SECTION 3.04                                                                    Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (e), an additional Eligible Loan Asset pursuant to Section 2.21 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Trustee by the Borrower):

(a)                                  the Servicer (on behalf of the Borrower) shall have delivered to the Agent (with a copy to the Collateral Custodian and copies of the Notice of Borrowing and Borrowing Base Certificate to the Trustee only) no later than 5:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Asset Schedule and (C) Loan Assignments in the form of Exhibit A to the Purchase and Sale Agreements (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Agent;

(b)                                 the Borrower shall have delivered to the Collateral Custodian (with a copy to the Agent), no later than 2:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit K) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Cut-Off Date as to any Loan Assets;

(c)                                  no Liens exist in respect of Taxes which are prior to the lien of the Trustee on the Eligible Loan Assets to be Pledged on such Cut-Off Date;

(d)                                 all terms and conditions of each Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

(e)                                  the Agent shall have approved in its sole and absolute discretion each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Cut-Off Date;

(f)                                    no Event of Default has occurred, or would result from such Pledge, and no Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06 or 2.07, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and

(g)                                 the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01                                                                    Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants, as of the Restatement Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Payment Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)                                  Organization, Good Standing and Due Qualification.  The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware (subject to Section 5.02(r)) and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification.

(b)                                 Power and Authority; Due Authorization; Execution and Delivery.  The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.

(c)                                  Binding Obligation.  This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 All Consents Required.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(e)                                  No Violation.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens or (ii) violate any

Applicable Law or the certificate of formation or limited liability company agreement of the Borrower or (iii) violate any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f)                                    No Proceedings.  There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g)                                 Selection Procedures.  In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Note Purchaser.

(h)                                 Bulk Sales.  The grant of the security interest in the Collateral Portfolio by the Borrower to the Trustee, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i)                                     Pledge of Collateral Portfolio.  Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Trustee, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(j)                                     Indebtedness.  The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

(k)                                  Sole Purpose.  The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.

(l)                                     No Injunctions.  No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(m)                               Taxes.  The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(n)                                 Location.  The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth under its name in Section 11.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(o)                                 Tradenames.  Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 5.02(r)); the Borrower’s only jurisdiction of formation is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.

(p)                                 Solvency.  The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower insolvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(q)                                 No Subsidiaries.  The Borrower has no Subsidiaries other than in connection with retaining equity pursuant to Section 6.05.

(r)                                    Value Given.  The Borrower has given fair consideration and reasonably equivalent value to the Equityholder in exchange for the purchase of the Loan Assets (or any number of them) from the Equityholder pursuant to the Second Tier Purchase and Sale Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Equityholder and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s)                                  Reports Accurate.  All Servicer’s Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Agent, the Trustee, the Note Purchaser or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Servicer; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(t)                                    Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(u)                                 No Adverse Agreements.  There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(v)                                 Event of Default/Unmatured Event of Default.  No event has occurred which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Agent as such).

(w)                               Credit Policy and Servicing Standard.  Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.

(x)                                   ERISA.  The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower or any ERISA Affiliate of the Borrower, or in which employees of the Borrower or any ERISA Affiliate of the Borrower are entitled to participate, as from time to time in effect (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Benefit Plan other than a Multiemployer Plan, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability.  No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y)                                 Allocation of Charges.  There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(z)                                   Broker-Dealer.  The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(aa)                            Concentration Account. On or prior to the Account Transition Deadline, the Concentration Account and the Collection Account are the only accounts to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. After the Account Transition Deadline, the Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Agent and the Trustee an interest in the Concentration Account.  The Concentration Account is subject only to the interests of the parties to the Intercreditor Agreement. The Borrower has not granted any Person other than the Trustee, for the benefit of the Secured Parties, an interest in the Collection Account.

(bb)                          Second Tier Purchase and Sale Agreement.  The Second Tier Purchase and Sale Agreement and the Second Tier Loan Assignments contemplated therein are the only agreements pursuant to which the Borrower acquires the Collateral Portfolio. The Original Purchase and Sale Agreement was the only agreement pursuant to which the Borrower acquired the Collateral Portfolio prior to the Restatement Date.

(cc)                            Investment Company Act.  The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.

(dd)                          Compliance with Law.  The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(ee)                            Collections.  The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio Pledged hereunder are held and shall be held in trust for the benefit of the Trustee, on behalf of the Secured Parties until deposited into the Collection Account within two Business Days after receipt as required herein.

(ff)                                Set-Off, etc.  No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor, the Equityholder or the Obligor thereof, and no Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor, the Equityholder or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Credit Policy and the Servicing Standard.

(gg)                          Full Payment.  As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(hh)                          Environmental.  With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment.  As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor, the Equityholder nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(ii)                                  USA PATRIOT Act.  Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(jj)                                  Confirmation from Transferor and Equityholder.  The Borrower has received in writing from the Transferor and the Equityholder confirmation that the Transferor and the Equityholder will not cause the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.

(kk)                            Accuracy of Representations and Warranties.  Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects. The Borrower hereby reaffirms each representation and warranty made pursuant to the Original Agreement and represents and warrants that each such representation and warranty was, as of its date, true and correct in all material respects and that, immediately prior to this amendment and restatement of this Agreement, there existed no breach of any covenant or agreement of the Original Agreement. For the avoidance of doubt, the Borrower hereby agrees that any such breach of any representation, warranty, covenant or agreement of the Borrower under the Original Agreement prior to the Restatement Date shall be treated as a breach of a representation or warranty under this Section 4.01.

(ll)                                Reaffirmation of Representations and Warranties.  On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.01 and Section 4.02 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(mm)                    Security Interest.

(i)                                   This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)                                the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(mm);

(iii)                             with respect to Collateral Portfolio that constitute “security entitlements”:

a.                                       all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;

b.                                      the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

c.                                       the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties.  The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Trustee (acting at the direction of the Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a notice of exclusive control under the Collection Account Agreement or Unfunded Exposure Account Agreement by the Trustee (acting at the direction of the Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Trustee, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.

(iv)                              all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

(v)                                 with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Bank and the Trustee, on behalf of the Secured Parties, have entered into an account control agreement which permits the Trustee on behalf of the Secured Parties to direct disposition of the funds in such deposit account;

(vi)                              the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vii)                           the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Trustee, on behalf of the Secured Parties;

(viii)                        the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Trustee, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;

(ix)                                other than as expressly permitted by the terms of this Agreement and the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio.  The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Second Tier Purchase and Sale Agreement, or (B) relating to the closing of a Permitted Securitization contemplated by Section 2.07(c), or (C) that has been terminated and/or fully and validly assigned to the Trustee on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(x)                                   all original executed copies of each underlying promissory note or copies of each Loan Asset Register, as applicable, that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xi)                                other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Trustee, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Trustee, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 12.11 may serve as such acknowledgement;

(xii)                             none of the underlying promissory notes, or Loan Asset Registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;

(xiii)                          with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Trustee, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Trustee, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiv)                         with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Trustee, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

SECTION 4.02                                                                    Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio.  The Borrower hereby represents and warrants, as of the Restatement Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Payment Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)                                  Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Trustee, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loan Assets to the Controlled Accounts and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing subject only to Permitted Liens.  Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Controlled Accounts and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b)                                 Eligibility of Collateral Portfolio. As of the Restatement Date, each Cut-Off Date and each Advance Date, (i) the Loan Asset Schedule and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Trustee, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.

(c)                                  No Fraud. Each Loan Asset was originated without any fraud or material misrepresentation by the Transferor or, to the best of the Borrower’s knowledge, on the part of the Obligor.

(d)                                 Reaffirmation of Representations and Warranties. The Borrower hereby reaffirms that each representation and warranty made pursuant to Section 4.02 of the Original Agreement and represents and warrants that each such representation and warranty was, as of its date, true and correct in all material respects. For the avoidance of doubt, the Borrower hereby agrees that any such breach of any representation or warranty made by the Borrower under Section 4.02 of the Original Agreement prior to the Restatement Date shall be treated as a breach of a representation or warranty under this Section 4.02, including, without limitation, for purposes of the Borrower’ obligation to repurchase Warranty Loan Assets.

SECTION 4.03                                                                    Representations and Warranties of the Servicer.  The Servicer hereby represents and warrants, as of the Restatement Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Payment Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)                                  Organization and Good Standing.  The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland (except as such jurisdiction is changed as permitted hereunder), with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)                                 Due Qualification.  The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c)                                  Power and Authority; Due Authorization; Execution and Delivery.  The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.  This Agreement and each other Transaction

Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d)                                 Binding Obligation.  This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)                                  No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation or by-laws or any contractual obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)                                    No Proceedings.  There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) other than the Disclosed Matters, seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect. Since the Restatement Date, there has been no change in the status of the Disclosed Matters (after giving effect to any update of the Disclosed Matters in accordance with the definition thereof) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(g)                                 All Consents Required.  All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h)                                 Reports Accurate.  No Borrowing Base Certificate, information, exhibit, financial statement, document, book, record or report furnished by the Servicer to the Agent, the Trustee, the Note Purchaser or the Collateral Custodian in connection with this Agreement is inaccurate in any material respect as of the date it is dated, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Servicer; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(i)                                     Credit Policy and Servicing Standard.  The Servicer has complied in all material respects with (i) the Credit Policy with regard to the origination and underwriting of the Loan Assets and (ii) the Servicing Standard with regard to the servicing of the Loan Assets.

(j)                                     Collections.  The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k)                                  Bulk Sales.  The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.

(l)                                     Solvency.  The Servicer is not the subject of any Bankruptcy Proceedings or Bankruptcy Event.  The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not solvent.

(m)                               Taxes.  The Servicer has filed or caused to be filed all tax returns that are required to be filed by it.  The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no Tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, assessment or other charge.

(n)                                 Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(o)                                 Security Interest.  The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement.  Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing (except for any Permitted Liens).  All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.

(p)                                 ERISA.  The present value of all benefits vested under all Pension Plans does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date).  No prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Benefit Plan other than a Multiemployer Plan, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability.  No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(q)                                 USA PATRIOT Act.  Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r)                                    Environmental.  With respect to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer:  (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Servicer, have knowledge or reason to believe that any such notice will be received or is being threatened.

(s)                                  No Injunctions.  No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(t)                                    Concentration Account. On or prior to the Account Transition Deadline, the Concentration Account and the Collection Account are the only accounts to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Available Collections on the Collateral Portfolio. After the Account Transition Deadline, the Collection Account is the only account to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Available Collections on the Collateral Portfolio. Except as contemplated by the Intercreditor Agreement, the Servicer has not granted any Person other than the Agent and the Trustee an interest in the Concentration Account.  The Concentration Account is subject only to the interests of the parties to the Intercreditor Agreement.

(u)                                 Allocation of Charges.  There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(v)                                 Servicer Termination Event.  No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Agent as such).

(w)                               Broker-Dealer.  The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x)                                   Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject, and no Loan Asset in the Collateral Portfolio contravenes in any respect any Applicable Law.

(y)                                 Reaffirmation of Representations and Warranties.  The Servicer hereby reaffirms that each representation and warranty made pursuant to the Original Agreement and represents and warrants that each such representation and warranty was, as of its date, true and correct in all material respects and that, immediately prior to this amendment and restatement of this Agreement, there existed no breach of any covenant or agreement of the Servicer under the Original Agreement prior to the Restatement Date. For the avoidance of doubt, the Servicer hereby agrees that any such breach of any representation, warranty, covenant or agreement under the Original Agreement shall be treated as a breach of a representation or warranty under this Section 4.03.

SECTION 4.04                                                                    Representations and Warranties of the Trustee.  The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a)                                  Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b)                                 Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c)                                  No Conflict.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d)                                 No Violation.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)                                  All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f)                                    Validity, Etc.  The Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

SECTION 4.05                                                                    Representations and Warranties of the Note Purchaser.  The Note Purchaser hereby represents and warrants that it is (a) either a Qualified Institutional Buyer under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule (1)-501(a)(1)-(3) or (7) under the Securities Act and (b) a “qualified purchaser” under the 1940 Act.

SECTION 4.06                                                                    Representations and Warranties of the Collateral Custodian.  The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)                                  Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)                                 Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)                                  No Conflict.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)                                 No Violation.  The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)                                  All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f)                                    Validity, Etc.  The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

SECTION 5.01                                                                    Affirmative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a)                                  Organizational Procedures and Scope of Business.  The Borrower will observe all organizational procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b)                                 Special Purpose Entity Requirements.  The Borrower will at all times:  (i) maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Equityholder and any other Person (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Ares); (iv) have a Board of Directors separate from that of the Equityholder and any other Person; (v) file its own tax returns, if any, as may be required under Applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vi) except as contemplated by the Transaction Documents, not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Ares); (viii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of Ares in consolidated financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with its Affiliates and the Equityholder; (xi) pay the salaries of its own employees, if any; (xii) not hold out its credit or assets as being available to satisfy the obligations of others; (xiii) maintain separate office space (which may be a separately identified area in office space shared with one or more Affiliates of the Borrower) and allocate fairly and reasonably any overhead for shared office space; (xiv) use separate stationery, invoices and checks (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Ares); (xv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xvi) correct any known misunderstanding regarding its separate identity; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xviii) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all material respects all other Delaware limited liability company formalities; (xix) not acquire the obligations or any securities of its Affiliates; and (xx) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.

(c)                                  Preservation of Company Existence.  The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.

(d)                                 Compliance with Legal Opinions.  The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Borrower, issued in connection with the Purchase and Sale Agreements and relating to the issues of substantive consolidation and true sale of the Loan Assets.

(e)                                  Deposit of Collections.  The Borrower shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(f)                                    Disclosure of Purchase Price.  The Borrower shall disclose to the Agent and the Note Purchaser the purchase price for each Loan Asset proposed to be transferred to the Equityholder and then to the Borrower pursuant to the terms of the Purchase and Sale Agreements.

(g)                                 Obligor Defaults.  The Borrower shall give, or shall cause Servicer to give, notice to the Agent and the Note Purchaser within two Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any default by an Obligor under any Loan Asset.

(h)                                 Required Loan Documents.  The Borrower shall deliver to the Collateral Custodian a hard copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within five Business Days of the Cut-Off Date pertaining to such Loan Asset.

(i)                                     Taxes.  The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(m)).

(j)                                     Notice of Event of Default.  The Borrower shall notify the Agent of the occurrence of any Event of Default under this Agreement promptly upon obtaining actual knowledge of such event. In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default, the Borrower will provide to the Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(k)                                  Notice of Material Events.  The Borrower shall, promptly upon becoming aware thereof, notify the Agent of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(l)                                     Notice of Income Tax Liability.  The Borrower shall furnish to the Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Ares or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which Ares is a member in an amount equal to or greater than $25,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $1,000,000 in the aggregate.  Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m)                               Notice of Auditors’ Management Letters.  The Borrower shall promptly notify the Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(n)                                 Notice of Breaches of Representations and Warranties under this Agreement.  The Borrower shall promptly notify the Agent if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Trustee, the Agent and the Note Purchaser a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the foregoing, the Borrower shall notify the Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(o)                                 Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreements.  The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Agent and the Trustee a notice of (i) any breach of any representation, warranty, agreement or covenant under either of the Purchase and Sale Agreements or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof

(p)                                 Notice of Proceedings.  The Borrower shall notify the Agent, as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Trustee’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower, the Servicer, the Equityholder or the Transferor or any of their Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Trustee’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower or the Equityholder in excess of $1,000,000 shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower or the Equityholder) in excess of $25,000,000 shall be deemed to be material.

(q)                                 Notice of ERISA Reportable Events.  The Borrower shall promptly notify the Agent after receiving notice of any “reportable event” (as defined in Title IV of ERISA, other than an event for which the reporting requirements have been waived by regulations) with respect to the Borrower (or any Affiliate thereof), a copy of such notice.

(r)                                    Notice of Accounting Changes.  As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Agent notice of any change in the accounting policies of the Borrower.

(s)                                  Additional Documents.  The Borrower shall provide the Agent with copies of such documents as the Agent may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(t)                                    Protection of Security Interest.  With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) with respect to the Collateral Portfolio acquired on and after the Restatement Date, acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Second Tier Purchase and Sale Agreement, (ii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Servicer, on behalf of the Borrower), effective financing statements against the Equityholder in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Trustee (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Trustee as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Agent or its agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (v) take all additional action that the Agent or the Trustee may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Agent or the Trustee to exercise or enforce any of their respective rights hereunder.

(u)                                 Liens. The Borrower will promptly notify the Agent of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(v)                                 Other Documents.  At any time from time to time upon prior written request of the Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Agent may request).

(w)                               Compliance with Law.  The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(x)                                   Proper Records.  The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP.

(y)                                 Satisfaction of Obligations.  The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(z)                                   Performance of Covenants.  The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(aa)                            Tax Treatment.  The Borrower, the Transferor, the Equityholder and the Note Purchaser shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(bb)                          Maintenance of Records.  The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Agent, upon the reasonable request by the Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(cc)                            Obligor Notification Forms.  The Borrower shall furnish the Trustee and the Agent with an appropriate power of attorney to send (at the Agent’s discretion on the Trustee’s behalf, after the occurrence or declaration of the Facility Maturity Date but subject to the proviso in Section 7.02(a)) Obligor notification forms to give notice to the Obligors of the Trustee’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Agent on the Trustee’s behalf.

(dd)                          Officer’s Certificate.  On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Trustee and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

(ee)                            Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i)                                     authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)                                  deliver or cause to be delivered to the Trustee and the Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as specified therein, provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

SECTION 5.02                                                                    Negative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a)                                  Special Purpose Entity Requirements.  Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents and arising in connection with ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities (other than any equity or other securities retained pursuant to Section 6.05) of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) create, form or otherwise acquire any Subsidiaries or (vii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.

(b)                                 Requirements for Material Actions.  The Borrower shall not fail to provide that the unanimous consent of all members (including the consent of the Independent Director(s)) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c)                                  Protection of Title.  The Borrower shall not take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral Portfolio.

(d)                                 Transfer Limitations.  The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Trustee for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Agent and the Note Purchaser, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e)                                  Liens.  The Borrower shall not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f)                                    Organizational Documents.  The Borrower shall not modify or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Agent.

(g)                                 Adverse Claims.  Subject to the terms of the Intercreditor Agreement, the Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than as disclosed to the Agent and the Trustee and existing as of the date of this Agreement.

(h)                                 Merger, Acquisitions, Sales, etc.  The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Agent.

(i)                                     Use of Proceeds.  The Borrower shall not use the proceeds of any Advance other than to finance the purchase by the Borrower from the Equityholder on a “true sale” basis, of Collateral Portfolio pursuant to the terms of the Second Tier Purchase and Sale Agreement.

(j)                                     Limited Assets.  The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio other than with respect to any assets released from the Lien of the Trustee hereunder following (i) a substitution effected in accordance with Section 2.07(a) (so long as the Borrower has Pledged a Substitute Eligible Loan Asset in connection therewith), (ii) an Optional Sale in connection with a Permitted Refinancing effected in accordance with Section 2.07(c), (iii) a Lien Release Dividend effected in accordance with Section 2.07(d) or (iv) a repurchase or substitution of a Warranty Loan Asset effected in accordance with Section 2.07(e).

(k)                                  Tax Treatment.  The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes.

(l)                                     Extension or Amendment of Collateral Portfolio.  The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Credit Policy and the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(m)                               Second Tier Purchase and Sale Agreement.  The Borrower will not amend, modify, waive or terminate any provision of the Second Tier Purchase and Sale Agreement without the prior written consent of the Agent.

(n)                                 Restricted Junior Payments.  The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred or would result therefrom, the Borrower may declare and make distributions to its member on its membership interests.

(o)                                 ERISA Matters.  The Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA with respect to any Pension Plan, other than an event for which reporting requirements have been waived by regulations.

(p)                                 Instructions to Obligors.  On or prior to the Account Transition Deadline, the Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Concentration Account (other than the instructions directing Obligors to make payments directly to the Collection Account), unless the Agent has consented to such change (such consent not to be unreasonably withheld or delayed). After the Account Transition Deadline, the Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Agent has consented to such change (such consent not to be unreasonably withheld or delayed, it being understood that any such account to which the Obligors may be instructed to make payments shall be subject to an account control agreement which provides the Trustee with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Agent).

(q)                                 Taxable Mortgage Pool Matters.  The sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the aggregate Outstanding Balance of all Loan Assets.

(r)                                    Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(r) after compliance with all terms and conditions of this Section 5.02(r) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Agent of such change and delivers to the Agent such financing statements as the Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Agent may request in connection therewith.  The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files from the location thereof on the Restatement Date, unless 30 days prior to the effective date of any such move, the Borrower notifies the Agent of such move in writing.

(s)                                  Allocation of Charges.  There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(t)                                    Deposits to Special Accounts.  On or prior to the Account Transition Deadline, except as otherwise contemplated by the Intercreditor Agreement, the Borrower will not deposit or otherwise credit, or cause to be so deposited or credited, to the Concentration Account cash or cash proceeds other than Available Collections in respect of the Collateral Portfolio. After the Account Transition Deadline, the Borrower will not deposit or otherwise credit, or cause to be so deposited or credited, to the Collection Account cash or cash proceeds other than Available Collections in respect of the Collateral Portfolio.

(u)                                 Changes in Payment Instructions to Obligors.  On or prior to the Account Transition Deadline, the Borrower will not add or terminate any bank as a Concentration Account Bank or the Concentration Account (as defined herein), unless the Agent has consented to such addition or termination (which consent shall not be unreasonably withheld or delayed) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

SECTION 5.03                                                                    Affirmative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a)                                  Compliance with Law.  The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof pursuant to the terms hereof.

(b)                                 Preservation of Company Existence.  The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)                                  Obligations and Compliance with Collateral Portfolio.  The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio.  It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with the limited recourse undertaking of the Servicer, in its capacity as seller, under Section 2.1(e) of the First Tier Purchase and Sale Agreement.

(d)                                 Keeping of Records and Books of Account.

(i)                                     The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii)                                  The Servicer shall permit the Agent or its respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.

(iii)                               The Servicer will on or prior to the Restatement Date, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend, acceptable to the Agent describing (i) the sale of the Collateral Portfolio (A) from the Transferor to the Equityholder and (B) from the Equityholder to the Borrower and (ii) the Pledge from the Borrower to the Trustee, for the benefit of the Secured Parties.

(e)                                  Preservation of Security Interest.  The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f)                                    Credit Policy.  The Servicer will (i) comply in all material respects with the Credit Policy and the Servicing Standard in regard to the Collateral Portfolio, and (ii) furnish to the Agent, prior to its effective date, prompt written notice of any changes in the Credit Policy.  The Servicer will not agree to or otherwise permit to occur any change in the Credit Policy that could have a Material Adverse Effect without the prior written consent of the Agent; provided that, no consent shall be required from the Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Agent.

(g)                                 Events of Default.  The Servicer will provide the Agent (with a copy to the Trustee) with immediate written notice of the occurrence of each Event of Default and each

Unmatured Event of Default of which the Servicer has knowledge or has received notice.  In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Trustee and the Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h)                                 Taxes.  The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(i)                                     Other.  The Servicer will promptly furnish to the Trustee and the Agent such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Trustee and the Agent may from time to time reasonably request in order to protect the interests of the Agent, the Trustee or Secured Parties under or as contemplated by this Agreement.

(j)                                     Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents.  The Servicer shall notify the Agent as soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their Affiliates) or the Transaction Documents. Solely for purposes of this Section 5.03(j), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower in excess of $1,000,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower) in excess of $25,000,000 shall be deemed to be expected to have such a Material Adverse Effect.

(k)                                  Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(l)                                     Loan Asset Register.

(i)                                     The Servicer shall maintain, or cause to be maintained, with respect to each Noteless Loan Asset a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Asset Register”) in which it will record, or cause to be recorded, (v) the amount of such Noteless Loan Asset, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan

Asset received from the Obligor, (y) the date of origination of such Noteless Loan Asset and (z) the maturity date of such Noteless Loan Asset.

(ii)                                  At any time a Noteless Loan Asset is included as part of the Collateral Portfolio pursuant to this Agreement, the Servicer shall deliver to the Agent, the Trustee and the Collateral Custodian a copy of the related Loan Asset Register, together with a certificate of a Responsible Officer of the Servicer (in the form of Exhibit R) certifying to the accuracy of such Loan Asset Register as of the applicable Cut-Off Date.

(m)                               Special Purpose Entity Requirements.  The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b).

(n)                                 Accounting Changes.  As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Agent notice of any change in the accounting policies of the Servicer.

(o)                                 Proceedings Related to the Collateral Portfolio.  The Servicer shall notify the Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Trustee or the Secured Parties in, to and under the Collateral Portfolio. Solely, for purposes of this Section 5.03(o), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Trustee’s or the Secured Parties’ interest in the Collateral Portfolio that may reduce the value of the Collateral Portfolio in excess of $2,500,000 or more shall be deemed to be expected to have such a Material Adverse Effect.

(p)                                 Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets.

(q)                                 Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor or the Equityholder to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to (i) on or prior to the Account Transition Deadline, the Concentration Account or the Collection Account and (ii) after the Account Transition Deadline, the Collection Account. The Borrower and the Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor or the Equityholder to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(r)                                    Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

(s)                                  Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreements.  The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Agent and the Trustee a notice of (i) any breach of any representation, warranty, agreement or covenant under either of the Purchase and Sale Agreements or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof

(t)                                    Audits. Prior to the Restatement Date and periodically thereafter at the discretion of the Agent, the Servicer shall allow the Agent (during normal office hours and upon reasonable advance notice) to review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Credit Policy and the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review.  Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(u)                                 Notice of Breaches of Representations and Warranties under this Agreement.  The Servicer shall promptly, upon receipt of notice or discovery thereof, notify the Agent if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Trustee, the Agent and the Note Purchaser a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the foregoing, the Servicer shall notify the Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(v)                                 Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Trustee and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Trustee and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(w)                               Concentration Account.  The Servicer will maintain exclusive ownership, dominion and control (subject to the terms of the Intercreditor Agreement) of the Concentration Account and shall not grant the right to take dominion and control of the Concentration Account to any Person, except to the Agent as contemplated by this Agreement and except as otherwise contemplated by the Intercreditor Agreement.

SECTION 5.04                                                                    Negative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a)                                  Mergers, Acquisition, Sales, etc.  Other than the Acquisition, the Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i)                                     the Servicer has delivered to the Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Agent may reasonably request;

(ii)                                  the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Agent;

(iii)                               after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall have occurred; and

(iv)                              the Agent shall have consented in writing to such consolidation, merger, conveyance or transfer.

(b)                                 Change of Name or Location of Loan Asset Files.  The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral Portfolio from the address set forth under its name in Section 11.02, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the initial Advance Date, unless the Servicer has given at least 30 days’ written notice to the Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral Portfolio.

(c)                                  Change in Payment Instructions to Obligors.  On or prior to the Account Transition Deadline, the Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Concentration Account (other than the instructions directing Obligors to make payments directly to the Collection Account), unless the Agent has consented to such change (such consent not to be unreasonably withheld or delayed).  After the Account Transition Deadline, the Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Agent has consented to such change (such consent not to be unreasonably withheld or delayed, it being understood that any such account to which the Obligors may be instructed to make payments shall be subject to an account control agreement which provides the Trustee with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Agent).

(d)                                 Extension or Amendment of Loan Assets.  The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(e)                                  Taxable Mortgage Pool Matters.  The Servicer will manage the portfolio and advise the Borrower with respect to purchases from the Equityholder so as to not at any time allow the sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 35% of the aggregate Outstanding Balance of all Loan Assets.

(f)                                    Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(g)                                 Adverse Claims.  Subject to the terms of the Intercreditor Agreement, the Servicer will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than as disclosed to the Agent and the Trustee and existing as of the date of this Agreement.

(h)                                 Deposits to Special Accounts.  Except as otherwise contemplated by the Intercreditor Agreement, the Servicer will not deposit or otherwise credit, or cause to be so deposited or credited, to the Concentration Account cash or cash proceeds other than Available Collections in respect of the Collateral Portfolio.

(i)                                     Changes in Payment Instructions to Obligors.  The Servicer will not add or terminate any bank as a Concentration Account Bank or the Concentration Account (as defined herein) or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Concentration Account Bank (other than instructions directing the Obligors to make payments directly to the Collection Account), unless the Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld or delayed) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

SECTION 5.05                                                                    Affirmative Covenants of the Trustee.

From the Closing Date until the Collection Date:

(a)                                  Compliance with Law.  The Trustee will comply in all material respects with all Applicable Law.

(b)                                 Preservation of Existence.  The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06                                                                    Negative Covenants of the Trustee.

From the Closing Date until the Collection Date, the Trustee will not make any changes to the Trustee Fees without the prior written approval of the Agent.

SECTION 5.07                                                                    Affirmative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)                                  Compliance with Law.  The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)                                 Preservation of Existence.  The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)                                  Location of Required Loan Documents.  Subject to Article XII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name in Section 11.02 unless notice of a different address is given in accordance with the terms hereof or unless the Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

SECTION 5.08                                                                    Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)                                  Required Loan Documents.  The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b)                                 No Changes in Collateral Custodian Fees.  The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Agent.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 6.01                                                                    Appointment and Designation of the Servicer.

(a)                                  Initial Servicer.  The Borrower, the Note Purchaser and the Agent hereby appoint Ares, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Agent gives Ares a Servicer Termination Notice, Ares hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)                                 Servicer Termination Notice.  The Borrower, the Servicer, the Note Purchaser, and the Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Agent, by written notice to the Servicer (with a copy to the Trustee) (a “Servicer Termination Notice”), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Agent, until a date mutually agreed upon by the Servicer and the Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c)                                  Appointment of Replacement Servicer.  At any time following the delivery of a Servicer Termination Notice, the Agent may, at its discretion, (i) appoint Wachovia as Servicer under this Agreement and, in such case, all authority, power, rights and obligations of the Servicer shall pass to and be vested in Wachovia or (ii) appoint a new Servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Agent in its sole discretion. In the event that Wachovia or a Replacement Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral Portfolio, as the Replacement Servicer hereunder.

(d)                                 Liabilities and Obligations of Replacement Servicer. Upon its appointment, Wachovia or the Replacement Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to Wachovia or the Replacement Servicer, as applicable; provided, that Wachovia or Replacement Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that Wachovia or Replacement Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that Wachovia or Replacement Servicer, as applicable, shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer.  The indemnification obligations of Wachovia or the Replacement Servicer, as applicable, upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances.  In addition, Wachovia or Replacement Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.

(e)                                  Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights.  The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.

(f)                                    Subcontracts. The Servicer may, with the prior written consent of the Agent, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided, that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event.

(g)                                 Servicing Programs.  In the event that the Servicer uses any software program in servicing the Collateral Portfolio that it licenses from a third party, the Servicer shall use its best efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Agent or the Servicer to use such program and to allow the Servicer to assign such licenses to Wachovia or to any other Replacement Servicer appointed as provided in this Agreement.

(h)                                 Waiver.  The Borrower acknowledges that the Agent or any of its Affiliates may act as the Trustee and/or the Servicer, and the Borrower waives any and all claims against the Note Purchaser, the Trustee and the Servicer relating in any way to the custodial or collateral administration functions having been performed by the Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

SECTION 6.02                                                                    Duties of the Servicer.

(a)                                  Duties.  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard.  Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)                                     supervising the Collateral Portfolio, including communicating with Obligors, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;

(ii)                                  maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Agent (with a copy to the Trustee and the Collateral Custodian) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Agent may reasonably request;

(iii)                               maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv)                              promptly delivering to the Agent, the Trustee or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Agent or the Trustee may from time to time reasonably request;

(v)                                 identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vi)                              notifying the Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii)                           providing the prompt written notice to the Agent, prior to the effective date thereof, of any proposed changes in the Credit Policy;

(viii)                        using its best efforts to maintain the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral Portfolio;

(ix)                                maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet;

(x)                                   directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;

(xi)                                directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;

(xii)                             providing administrative assistance to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;

(xiii)                          instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Trustee;

(xiv)                         delivering the Loan Asset Files and the Loan Asset Schedule to the Collateral Custodian; and

(xv)                            complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor (so long as the Transferor is also the Servicer) or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Servicer of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Agreements; provided that the Servicer shall (a) provide prompt written notice to the Agent upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Agreements which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the servicing duties as possible and performing such other commercially reasonable and/or similar duties consistent with the terms of the Loan Agreements.

(b)                                 Notwithstanding anything to the contrary contained herein, the exercise by the Agent, the Trustee and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio.  The Secured Parties, the Agent and the Trustee shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c)                                  Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

SECTION 6.03                                                                    Authorization of the Servicer.

(a)                                  Each of the Borrower, the Agent and the Note Purchaser hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral Portfolio by the Transferor to the Equityholder and the Equityholder to the Borrower under the Purchase and Sale Agreements and, thereafter, the Pledge by the Borrower to the Trustee on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio.  The Transferor, the Borrower and the Trustee on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio.  In no event shall the Servicer be entitled to make the Secured Parties, the Agent, the Trustee or the Note Purchaser a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s consent.

(b)                                 After the declaration of the Facility Maturity Date but subject to the proviso in Section 7.02(a), at the direction of the Agent, the Servicer shall take such action as the Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided, that the Agent may, at any time that an Event of Default has occurred, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Trustee on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Agent or any servicer, collection agent or account designated by the Agent and, upon such notification and at the expense of the Borrower, the Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

SECTION 6.04                                                                    Collection of Payments; Accounts.

(a)                                  Collection Efforts, Modification of Collateral Portfolio.  The Servicer will use its best efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due in accordance with the Credit Policy and the Servicing Standard.  The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral Portfolio in a manner that would impair the collectability of the Collateral Portfolio or in any manner contrary to the Credit Policy or the Servicing Standard.

(b)                                 Acceleration.  If required by the Credit Policy or if consistent with the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.

(c)                                  Taxes and other Amounts.  The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d)                                 Payments to Concentration Account.  (i) On or prior to the Account Transition Deadline, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Concentration Account or Collection Account on or before the applicable Cut-Off Date and (ii) after the Account Transition Deadline, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Collection Account on or before the applicable Cut-Off Date; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty.

(e)                                  Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable, prior to the delivery of a notice of exclusive control, the Borrower, the Servicer and the Trustee (acting at the direction of the Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account and have the right to direct the disposition of funds in any Controlled Account which is a deposit account; provided that after the delivery of a notice of exclusive control, such rights shall be exclusively held by the Trustee (acting at the direction of the Agent).  Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Bank or if in the name of the Borrower or the Trustee, Indorsed to the Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Bank or Indorsed in blank.

(f)                                    Loan Agreements.  Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Trustee, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents).  The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Trustee hereunder as custodial agent for the Trustee in accordance with the terms of this Agreement.

(g)                                 Adjustments.  If (i) the Servicer makes a deposit into the Collection Account in respect of a Interest Collection or Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake.  Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

SECTION 6.05                                                                    Realization Upon Loan Assets.  The Servicer will use reasonable efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments.  In addition, the Servicer may, consistent with the Servicing Standard, sell or otherwise transfer, or if it deems advisable to maximize recoveries, hold any equity or other securities received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Loan Asset. The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence.  Without limiting the generality of the foregoing, unless the Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair market value of such Underlying Collateral.  In any case in which any such Underlying Collateral has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses.  The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Loan Asset.

SECTION 6.06                                                                    Servicing Compensation.  As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fees and reimbursed its reasonable expenses as provided in Section 2.04.

SECTION 6.07                                                                    Payment of Certain Expenses by Servicer.  The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer, on behalf of the Borrower, will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with this Agreement or the maintenance of the Controlled Accounts and the Concentration Account.  The Borrower will reimburse the Servicer for any reasonable expenses incurred hereunder or on behalf of the Borrower, subject to the availability of funds pursuant to Section 2.04; provided, that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04 and such deferred reimbursement amount shall bear interest beginning on the Payment Date immediately following the Remittance Period in which such expenses were incurred until paid at an annual rate equal to the Yield Rate.  For the avoidance of doubt, the Servicer shall remain liable for, and shall pay in accordance with the terms hereof, all expenses payable by it as set forth in this Section 6.07 or otherwise under this Agreement, notwithstanding any failure of the Servicer to be reimbursed on any Payment Date due to the insufficiency of funds. Following realization of the Collateral Portfolio and distribution of proceeds in the manner provided in Section 2.04, any claims of the Servicer against the Borrower in respect of any deferred reimbursement amount or otherwise shall be extinguished and shall not thereafter revive.

SECTION 6.08                                                                    Reports to the Agent; Account Statements; Servicing Information.

(a)                                  Notice of Borrowing. On each Advance Date and on each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (and the Servicer on its behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Agent (with a copy to the Trustee).

(b)                                 Servicing Report.

(i)                                     On each Reporting Date, the Servicer will provide to the Borrower, the Agent and the Trustee, a monthly statement including (x) a Borrowing Base calculated as of the most recent Determination Date and (y) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date that will be required to set forth only (A) calculations of the Net Leverage Ratio and the Interest Coverage Ratio for each such Loan Asset for the most recently ended Relevant Test Period for each such Loan Asset and (B) whether or not each such Loan Asset shall have become subject to a Material Modification (such monthly statement, a “Servicing Report”), with respect to related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit L.

(ii)                                  On each Reporting Date that includes a Payment Date in the same month, in addition to the information provided under clause (i) above, the Servicer will provide to the Borrower, the Agent and the Trustee in such monthly statement, (x) the Interest Collections received during the immediately preceding Remittance Period and available for distribution pursuant as of such Payment Date, (y) the Principal Collections received during the immediately preceding Remittance Period and available for distribution as of such Payment Date, and (z) the dollar amount to be distributed on such Payment Date at each level of priority pursuant to Section 2.04.

(c)                                  Servicer’s Certificate.  Together with each Servicing Report, the Servicer shall submit to the Agent and the Trustee a certificate substantially in the form of Exhibit M (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred.

(d)                                 Financial Statements.  The Servicer will submit to the Agent and the Trustee, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing March 31, 2010, consolidated unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2009, consolidated audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e)                                  Tax Returns.  Upon demand by the Agent, the Servicer shall deliver, copies of all federal, state and local tax returns and reports filed by the Borrower, the Equityholder and the Servicer, or in which the Borrower, the Equityholder or Servicer was included on a consolidated or combined basis (excluding sales, use and similar Taxes).

(f)                                    Obligor Financial Statements; Valuation Reports; Other Reports.  The Servicer will deliver to the Agent and the Trustee, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (including any covenant compliance certificates with respect to such Obligor and with respect to each Loan Asset for such Obligor) provided to the Borrower and/or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Loan Agreement) after the end of each such month or such Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within 90 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal year, and (ii) a quarterly update to the “tear sheet” prepared by the Servicer with respect to such Obligor and with respect to each Loan Asset for such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal quarters (excluding the last fiscal quarter of each such Obligor’s fiscal year) and within 90 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal year.  The Servicer will promptly deliver to the Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.

(g)                                 Amendments to Loan Assets.  The Servicer will deliver to the Agent and the Collateral Custodian a copy of any material amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within 10 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

(h)                                 Website Access to Information.  Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(i) and this Article VI shall be deemed to have been delivered on the date on which such information is posted on an IntraLinks (or other replacement) website to which the Agent has access.

SECTION 6.09                                                                    Annual Statement as to Compliance.  The Servicer will provide to the Agent and the Trustee within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2010, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred. With respect to the Original Agreement, the Servicer will provide to the Agent and the Trustee within 90 days following the end of the fiscal year of the Servicer for 2009, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to the Original Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under the Original Agreement throughout such year and no “Servicer Default” (as defined in the Original Agreement) has occurred.

SECTION 6.10                                                                    Annual Independent Public Accountant’s Servicing Reports.  The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Agent and the Trustee within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2010, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule IV, it being understood that the Servicer and the Agent will provide an updated Schedule IV reflecting any further amendments to such Schedule IV prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. With respect to the Original Agreement the Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Agent and the Trustee within 90 days following the end of the fiscal year of the Servicer for 2009, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures were attached to the Original Agreement as Schedule V) to certain documents and records relating to the Collateral Portfolio under any Transaction Document in effect immediately prior to the Restatement Date, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VI of the Original Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

SECTION 6.11                                                                    The Servicer Not to Resign.  The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Agent.  No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01                                                                    Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)                                  the Borrower, the Equityholder or the Transferor defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of (x) $1,000,000 for the Borrower or the Equityholder or (y) $7,500,000 for the Transferor and any such failure continues unremedied for two Business Days and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b)                                 any failure on the part of the Borrower, the Equityholder or the Transferor duly to observe or perform in any material respect any other covenants or agreements of the Borrower, the Equityholder or the Transferor set forth in this Agreement or the other Transaction Documents to which the Borrower, the Equityholder or the Transferor is a party and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower, the Equityholder or the Transferor by the Agent or Trustee and (ii) the date on which the Borrower, the Equityholder or the Transferor acquires knowledge thereof; or

(c)                                  the occurrence of a Bankruptcy Event relating to the Transferor, the Equityholder or the Borrower; or

(d)                                 the occurrence of a Servicer Termination Event (subject to the applicable cure periods set forth in the definition of “Servicer Termination Event”); or

(e)                                  (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000, against the Transferor, or $1,000,000, against the Borrower or the Equityholder, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without such judgment, decree or order being vacated, stayed or discharged during such 60 day period or (2) the Transferor, the Equityholder or the Borrower shall have made payments of amounts in excess of $25,000,000 (in the case of the Transferor) or $1,000,000 (in the case of the Borrower or the Equityholder), in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f)                                    either the Borrower or the Equityholder shall cease to be an Affiliate of the Transferor or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g)                                 (1)                                  any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Equityholder, the Transferor, or the Servicer,

(2)                                  the Borrower, the Transferor, the Equityholder, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3)                                  any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h)                                 the Advances Outstanding on any day exceeds the Borrowing Base and has not been remedied in accordance with Section 2.06; provided that, during the period of time that such event remains unremedied, any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.04(c); or

(i)                                     failure on the part of the Borrower, the Equityholder, the Transferor or the Servicer to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.06) on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(j)                                     the Borrower or the Equityholder shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(k)                                  the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Equityholder or the Transferor and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Equityholder or the Transferor and such lien shall not have been released within five Business Days; or

(l)                                     any Change of Control shall occur; or

(m)                               any representation, warranty or certification made by the Borrower, the Equityholder or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower, the Equityholder or the Transferor by the Agent or Trustee and (ii) the date on which a Responsible Officer of the Borrower, the Equityholder or the Transferor acquires knowledge thereof; or

(n)                                 failure to pay, on the Facility Maturity Date, the outstanding principal of all outstanding Advances, if any, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Make-Whole Premium; or

(o)                                 an event has occurred which constitutes an Event of Default under and pursuant to the terms of the Pledge Agreement;  or

(p)                                 (i) failure of the Borrower or the Equityholder to maintain at least one Independent Director, which failure is not cured within ten Business Days or (ii) the removal of any Independent Director of the Borrower or the Equityholder without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Agent, each as required in the organizational documents of the Borrower; or

(q)                                 the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral Portfolio; or

(r)                                    the Transferor fails to transfer to Equityholder or the Equityholder fails to transfer to the Borrower the applicable Loan Assets and the related Portfolio Assets on an Advance Date (provided that the Note Purchaser shall have funded the related Advance) unless the related Advance is repaid in full with accrued and unpaid Yield thereon within five Business Days; or

(s)                                  either of the Borrower or the Equityholder makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Agent, which consent may be withheld by the Agent in the exercise of its sole and absolute discretion;

then the Agent, with the consent of the Note Purchaser, may, by notice to the Borrower, declare the Facility Maturity Date to have occurred; provided, that, in the case of any event described in Section 7.01(c) above, the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Equityholder under the Second Tier Purchase and Sale Agreement and the Equityholder shall cease purchasing Loan Assets from the Transferor under the First Tier Purchase and Sale Agreement, (ii) at the option of the Note Purchaser in its sole discretion, the Note Purchaser may declare the Variable Funding Note to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.04(e) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Trustee, on behalf of the Secured Parties and at the direction of the Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Trustee, on behalf of the Secured Parties and at the direction of the Agent, (or any designee thereof, including, without limitation, the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Agent, the Note Purchaser or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the Yield Rate shall be increased to the Default Funding Rate, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.

SECTION 7.02                                                                    Additional Remedies of the Agent.

(a)                                  If, (i) upon the Note Purchaser’s declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default, or (ii) on the Facility Maturity Date (other than a Facility

Maturity Date occurring pursuant to clause (iv) of the definition thereof prior to an Event of Default), the aggregate outstanding principal amount of the Advances, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Trustee (acting as directed by the Agent) or the Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Note Purchaser, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations; provided, that notwithstanding anything to the contrary herein or in any other Transaction Document, in the case of the declaration of the Facility Maturity Date that arises solely pursuant to Section 7.01(d) due solely to the occurrence of an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof), the Trustee and the Agent (as applicable) may not order the assembly or liquidation of the Collateral Portfolio, or take any action or exercise any power of attorney furnished hereunder in connection with such assembly or liquidation, until on or after the earlier of (x) the date that is twelve (12) months after the occurrence of such Facility Maturity Date or (y) the occurrence of a Facility Maturity Date for any other reason other than an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof).

(b)                                 The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Agent to liquidate any of the Collateral Portfolio on the date the Note Purchaser declares the Advances made to the Borrower hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c)                                  If the Trustee (acting as directed by the Agent) or the Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Trustee or the Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Servicer shall be required to disclose to each such bidder any information which it is required by law or contract to be kept confidential.

(d)                                 Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Trustee, or the Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Trustee or such court may determine.

(e)                                  Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f)                                    The Agent and the Note Purchaser shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Note Purchaser at law, in equity or under any other agreement between the Note Purchaser and the Borrower.

(g)                                 Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h)                                 Each of the Borrower and the Servicer hereby irrevocably appoints each of the Trustee and the Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies after the occurrence of an Event of Default, and as provided for in this Agreement, including without limitation the following powers:  (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Trustee or the Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee or the Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request; provided that, for the avoidance of doubt, no right under any power of attorney furnished under this Section 7.02(h) may be exercised until after the occurrence of an Event of Default.

(i)                                     (1)                                  If the Trustee (acting as directed by the Agent) or the Agent elects to sell the Collateral Portfolio in whole, but not in part, at a public or private sale, the Borrower may exercise its right of first refusal to repurchase the Collateral Portfolio, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Obligations as of the date of such proposed sale.  The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the second Business Day following the Business Day on which the Borrower receives notice of the Trustee’s or the Agent’s election to sell such Collateral Portfolio, such notice to attach copies of all Eligible Bids received by the Trustee or the Agent in respect of such Collateral Portfolio.

(2)                                  If the Trustee (acting as directed by the Agent) or the Agent elects to sell less than all of the Collateral Portfolio in one or more parcels at a public or private sale, the Borrower may exercise its right of first refusal to repurchase such portion of the Collateral Portfolio prior to such sale at a purchase price of not less than the highest Eligible Bid received in respect of such portion of the Collateral Portfolio as of the date of such proposed sale, as notified by the Trustee or the Agent to the Borrower.  The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day on which the Borrower receives notice of the Trustee’s or the Agent’s election to sell such portion of the Collateral Portfolio, if such notice is delivered by 12:00 p.m. on such Business Day; provided that if such notice is delivered after 12:00 p.m. on the Business Day on which the Borrower receives such notice, or if the highest Eligible Bid received in respect of such portion of the Collateral Portfolio is greater than $25,000,000, the Borrower’s right of first refusal shall terminate not later than 12:00 p.m. on the following Business Day.

(3)                                  If the Borrower elects not to exercise its right of first refusal as provided in clauses (1) or (2) above, the Trustee (acting as directed by the Agent) or the Agent shall sell such Collateral Portfolio or portion thereof for a purchase price equal to the highest of the Eligible Bids then received.  For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of the Collateral Portfolio.

(4)                                  It is understood that the Borrower may submit its bid for the Collateral Portfolio or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral Portfolio or any portion thereof.

(5)                                  It is understood that the Borrower’s right of first refusal shall apply to each proposed sale of the same parcel of the Collateral Portfolio.

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.01                                                                    Indemnities by the Borrower.

(a)                                  Without limiting any other rights which the Agent, the Note Purchaser, the Trustee, the Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Agent, the Note Purchaser, the Trustee, the Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent resulting solely from (a) gross negligence, bad faith or willful misconduct on the part of an Indemnified Party or (b) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (a) or (b) above):

(i)                                     any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;

(ii)                                  reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (if Ares or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii)                               the failure by the Borrower or the Servicer (if Ares or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;

(iv)                              the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

(v)                                 on each Business Day prior to the Collection Date, the occurrence of a Borrowing Base Deficiency and the same continues unremedied for five Business Days;

(vi)                              the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

(vii)                           any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;

(viii)                        any failure of the Borrower or the Servicer (if Ares or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party or any failure by Ares, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;

(ix)                                any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;

(x)                                   any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio;

(xi)                                any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;

(xii)                             any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii)                          the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

(xiv)                         any repayment by the Agent, the Note Purchaser or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder, in each case which amount the Agent, the Note Purchaser or a Secured Party believes in good faith is required to be repaid;

(xv)                            except with respect to funds held in the Concentration Account on or prior to the Account Transition Deadline, the commingling by the Borrower or the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(xvi)                         any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer (unless such administration is carried out by Wachovia or any of its Affiliates in the capacity of the Servicer, if applicable);

(xvii)                      any failure by the Borrower to give reasonably equivalent value to the Equityholder in consideration for the transfer by the Equityholder to the Borrower of any item of Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii)                   the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents;

(xix)                           any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account within two Business Days of receipt, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative (other than such a failure on the part of Wachovia or any of its Affiliates in the capacity of Servicer, if applicable); and/or

(xx)                              the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Servicer or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise.

(b)                                 Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Agent on behalf of the applicable Indemnified Party within five Business Days following the Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Agent of such amounts). The Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c)                                  If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)                                 If the Borrower has made any payments in respect of Indemnified Amounts to the Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.

(e)                                  The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Agent, the Note Purchaser, the Servicer, the Trustee or the Collateral Custodian and the termination of this Agreement.

SECTION 8.02                                                                    Indemnities by Servicer.

(a)                                  Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party claiming indemnification hereunder:

(i)                                     the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets which were not Eligible Loan Assets as of the date of any such computation;

(ii)                                  reliance on any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;

(iii)                               the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;

(iv)                              any litigation, proceedings or investigation against the Servicer;

(v)                                 any action or inaction by the Servicer that causes the Trustee, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vi)                              except as permitted by this Agreement and the Intercreditor Agreement, the commingling by the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(vii)                           any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection

Account, payments and collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within two Business Days of receipt;

(viii)                        the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or errors or omissions related to such duties; and/or

(ix)                                any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article IV,  Article V or Article VI or this Agreement.

(b)                                 Any Indemnified Amounts shall be paid by the Servicer to the Agent, for the benefit of the applicable Indemnified Party, within five Business Days following receipt by the Servicer of the Agent’s written demand therefor (and the Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Agent of such amounts).

(c)                                  If the Servicer has made any indemnity payments to the Agent, on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.

(d)                                 The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.

(e)                                  The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Agent, the Note Purchaser, the Trustee or the Collateral Custodian and the termination of this Agreement.

(f)                                    Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

SECTION 8.03                                                                    Legal Proceedings.  In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02 or Section 8.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the

Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

SECTION 8.04                                                                    After-Tax Basis.  Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE IX.

THE AGENT

SECTION 9.01                                                                    The Agent.

(a)                                  Each Secured Party hereby appoints and authorizes the Agent as its agent hereunder and hereby further authorizes the Agent to appoint additional agents to act on its behalf and for the benefit of each Secured Party.  Each Secured Party further authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  With respect to other actions which are incidental to the actions specifically delegated to the Agent hereunder, the Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Note Purchaser; provided that the Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Agent to liability hereunder or otherwise.  In the event the Agent requests the consent of the Note Purchaser pursuant to the foregoing provisions and the Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Note Purchaser shall be deemed to have declined to consent to the relevant action.

(b)                                 The Borrower irrevocably authorizes the Agent and appoints the Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio.  This appointment is coupled with an interest and is irrevocable.

(c)                                  If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(t), Section 5.02(r) or Section 5.03(e), the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Agent’s demand therefor.

(d)                                 Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Note Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

(e)                                  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent:  (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing

(which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(f)                                    Each Secured Party acknowledges that it has, independently and without reliance upon the Agent, or any of the Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party.  Each Secured Party also acknowledges that it will, independently and without reliance upon the Agent, or any of the Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(g)                                 The Note Purchaser agrees to indemnify the Agent (to the extent not reimbursed by the Borrower or the Servicer) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Agent hereunder or thereunder; provided that the Note Purchaser shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Note Purchaser agrees to reimburse the Agent promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Note Purchaser hereunder and/or thereunder and to the extent that the Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(h)                                 The Agent may resign at any time, effective upon the appointment and acceptance of a successor Agent as provided below, by giving at least five days’ written notice thereof to the Note Purchaser and the Borrower and may be removed at any time with cause by the Note Purchaser.  Upon any such resignation or removal, the Note Purchaser shall appoint a successor Agent.  The Note Purchaser agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Agent; provided that any successor Agent which is not an Affiliate of WFS shall be subject to the prior consent of the Borrower.  If no such successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the removal of the retiring Agent, then the retiring Agent may, on behalf of the Secured Parties, appoint a successor Agent which successor Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(i)                                     Unless specifically allocated to a specific Note Purchaser pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Note Purchaser shall be paid by the Agent to each Note Purchaser in accordance with such Note Purchaser’s respective Commitment Percentage, on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Note Purchaser on such Business Day, but, in any event, shall pay such amounts to such Note Purchaser not later than the following Business Day.

ARTICLE X.

TRUSTEE

SECTION 10.01                                                              Designation of Trustee.

(a)                                  Initial Trustee.  The role of Trustee shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 10.01.  Until the Agent shall give to U.S. Bank a Trustee Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof.

(b)                                 Successor Trustee.  Upon the Trustee’s receipt of a Trustee Termination Notice from the Agent of the designation of a successor Trustee pursuant to the provisions of Section 10.05, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c)                                  Secured Party.  The Agent and the Note Purchaser hereby appoint U.S. Bank, in its capacity as Trustee hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio.  U.S. Bank, in its capacity as Trustee hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.02(b).

SECTION 10.02                                                              Duties of Trustee.

(a)                                  Appointment.  The Borrower and the Agent each hereby appoints U.S. Bank to act as Trustee, for the benefit of the Secured Parties.  The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)                                 Duties.  On or before the initial Advance Date, and until its removal pursuant to Section 10.05, the Trustee shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)                                     The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04 (the “Payment Duties”).

(ii)                                  The Trustee shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank and/or agent bank.  In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or the Agent, after the occurrence of Event of Default, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(c)                                  (i)                                     The Agent and each Secured Party further authorizes the Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee (acting at the direction of the Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.  Nothing in this Section 10.02(c) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii)                                  The Agent may direct the Trustee to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Agent; provided that the Trustee shall not be required to take any action hereunder at the request of the Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).  In the event the Trustee requests the consent of the Agent and the Trustee does not receive a consent (either positive or negative) from the Agent within 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.

(iii)                               Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Agent or (y) prior to the Facility Maturity Date (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Agent pursuant to clause (x)).  The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Trustee, or the Agent.  The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.

(d)                                 If, in performing its duties under this Agreement, the Trustee is required to decide between alternative courses of action, the Trustee may request written instructions from the Agent as to the course of action desired by it.  If the Trustee does not receive such instructions within two Business Days after it has requested them, the Trustee may, but shall be under no duty to, take or refrain from taking any such courses of action.  The Trustee shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.  The Trustee shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)                                  Concurrently herewith, the Agent directs the Trustee and the Trustee is authorized to enter into the Pledge Agreement, Collection Account Agreement and Unfunded Exposure Account Agreement.  For the avoidance of doubt, all of the Trustee’s rights, protections and immunities provided herein shall apply to the Trustee for any actions taken or omitted to be taken under the Pledge Agreement, Collection Account Agreement and Unfunded Exposure Account Agreement in such capacity.

SECTION 10.03                                                              Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

SECTION 10.04                                                              Trustee Compensation.

As compensation for its Trustee activities hereunder, the Trustee shall be entitled to the Trustee Fees and Trustee Expenses from the Borrower as set forth in the Trustee and Collateral Custodian Fee Letter.  The Trustee shall be entitled to receive the Trustee Fees and Trustee Expenses to the extent of funds available therefor pursuant to the provision of Section 2.04; provided, that, for the avoidance of doubt, to the extent funds are not so available on any Payment Date to pay such fees or reimburse such expenses incurred during the immediately ended Remittance Period, such payment or reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04.  The

Trustee’s entitlement to receive the Trustee Fees shall cease on the earlier to occur of:  (i) its removal as Trustee pursuant to Section 10.05 or (ii) the termination of this Agreement.

SECTION 10.05                                                              Trustee Removal.

The Trustee may be removed, with or without cause, by the Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed and has agreed to act as Trustee hereunder; provided that the Trustee shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Trustee prior to a successor Trustee being appointed.

SECTION 10.06                                                              Limitation on Liability.

(a)                                  The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  The Trustee may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Agent or (b) the verbal instructions of the Agent.

(b)                                 The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)                                  The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties.

(d)                                 The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio.  The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)                                  The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(f)                                    The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)                                 It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h)                                 Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Agent, as applicable.  The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Agent.  In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)                                     The Trustee shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.  Notwithstanding anything herein to the contrary, unless appointed as successor Collateral Custodian hereunder, the Trustee shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

SECTION 10.07                                                              Trustee Resignation.

The Trustee may resign at any time by giving not less than 90 days written notice thereof to the Agent and with the consent of the Agent, which consent shall not be unreasonably withheld.  Upon receiving such notice of resignation, the Agent shall promptly appoint a successor trustee or trustees by written instrument, in duplicate, executed by the Agent, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor trustee or trustees, together with a copy to the Borrower, Servicer and Collateral Custodian.  If no successor trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 45 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee. Notwithstanding anything herein to the contrary, the Trustee may not resign prior to a successor Trustee being appointed.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01                                                              Amendments and Waivers.

(a)                                  Except as provided in Section 11.01(b), no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Trustee, the Bank, the Agent, the Collateral Custodian and Note Purchasers having in excess of 50% of the Commitment Percentage (the “Required Note Purchasers”), and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Agent and Required Note Purchasers. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  For the avoidance of doubt, in the event that an Event of Default has occurred but has been waived unconditionally and in its entirety in accordance with the terms hereof, such Event of Default shall be deemed to have not “occurred” and references to “after the occurrence of an Event of Default” shall be inapplicable for all purposes in this Agreement or any of the Transaction Documents, except to the extent otherwise provided for in the relevant waiver; provided that any waiver which by its terms becomes effective upon certain conditions precedent being met will not be considered a conditional waiver solely due to the existence of such conditions precedent if all such conditions precedent to effectiveness have been satisfied.

(b)                                 Notwithstanding the provisions of Section 11.01(a), the written consent of Note Purchasers having 100% of the Commitment Percentage shall be required for any amendment, modification or waiver (i) reducing any outstanding Advances, or the Yield thereon, (ii) postponing any date for any payment of any Advance, or the Yield thereon, (iii) modifying the provisions of this Section 11.01, (iv) increasing the Maximum Facility Amount or (v) extending the Stated Maturity Date.

SECTION 11.02                                                              Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth under its name below or at such other address as shall be designated by such party in a written notice to the other parties hereto:

If to the Borrower:

Ares Capital CP Funding LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: General Counsel and Chief Financial Officer
Facsimile No.:  (310) 201-4197
Confirmation No.: (310) 201-4205

and

Ares Capital CP Funding LLC
280 Park Avenue, 22nd Floor East
New York, New York 10017
Attention: General Counsel and Chief Financial Officer
Facsimile No.: (212) 750-1777
Confirmation No.: (212) 750-7300

If to the Servicer:

Ares Capital Corporation
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: General Counsel and Chief Financial Officer
Facsimile No.: (310) 201-4197; (310) 201-4189
Confirmation No.: (310) 201-4205; (310) 201-4204

and

Ares Capital Corporation
280 Park Avenue, 22nd Floor East
New York, New York 10017
Attention: Michael J. Arougheti and Raymond Wright
Facsimile No.: (212) 750-1777
Confirmation No.: (212) 750-7300

If to the Transferor:

Ares Capital Corporation
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: General Counsel and Chief Financial Officer
Facsimile No.: (310) 201-4197; (310) 201-4189
Confirmation No.: (310) 201-4205; (310) 201-4204

and

Ares Capital Corporation
280 Park Avenue, 22nd Floor East
New York, New York 10017
Attention: Michael J. Arougheti and Raymond Wright
Facsimile No.: (212) 750-1777
Confirmation No.: (212) 750-7300

If to the Agent:

Wells Fargo Securities, LLC
One Wachovia Center, Mail Code:  NC0600
Charlotte, North Carolina 28288

Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230

If to the Note Purchaser:

Wachovia Bank, National Association
One Wachovia Center, Mail Code:  NC0600
Charlotte, North Carolina 28288
Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230

If to the Trustee:

U.S. Bank National Association
One Federal Street, Third Floor
Boston, Massachusetts 02110
Attention: Corporate Trust / CDO Unit — Ares Capital CP Funding
Facsimile No: (866) 738-6062

If to the Bank:

U.S. Bank National Association
One Federal Street, Third Floor
Boston, Massachusetts 02110
Attention: Corporate Trust / CDO Unit — Ares Capital CP Funding
Facsimile No: (866) 738-6062

If to the Collateral Custodian:

U.S. Bank National Association
as the Collateral Custodian
1719 Range Way
Florence, SC 29501
Attention: Sandra Farrow
Facsimile No.: 843-673-0162

Notices and communications by facsimile and e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 11.03                                                              No Waiver; Remedies. No failure on the part of the Agent, the Trustee or the Note Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04                                                              Binding Effect; Assignability; Multiple Note Purchasers.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Agent, the Note Purchaser, the Trustee, the Bank, the Collateral Custodian and their respective successors and permitted assigns. The Note Purchaser and its successors and assigns may assign (i) this Agreement and the Note Purchaser’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) or any Variable Funding Note (or any portion thereof) to any Person; provided that the Note Purchaser and any successor and assign shall only assign its rights and obligations hereunder to an Affiliate of Wachovia and that such assignee executes and delivers to the Servicer, the Borrower and the Agent a fully-executed Transferee Letter substantially in the form of Exhibit O hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. None of the Borrower, the Equityholder, the Transferor or the Servicer may assign any of its rights and obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Note Purchaser and the Agent.

(b)                                 Whenever the term “Note Purchaser” is used herein, it shall mean Wachovia and/or each of its assignees; provided that each such party shall have a pro rata share of the rights and obligations of the Note Purchaser hereunder in such percentage amount (the “Commitment Percentage”) as shall be obtained by dividing such party’s commitment to fund Advances hereunder by the total commitment of all parties to fund Advances hereunder. Unless otherwise specified herein, any right at any time of the Note Purchaser to enforce any remedy, or instruct the Agent to take (or refrain from taking) any action hereunder, shall be exercised by the Agent only upon direction by the Required Note Purchasers at such time.

(c)                                  Notwithstanding any other provision of this Section 11.04, the Note Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of the Note Purchaser to a Federal Reserve Bank, without notice to or consent of the Borrower or the Agent; provided that no such pledge or grant of a security interest shall release the Note Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for the Note Purchaser as a party hereto.

SECTION 11.05                                                              Term of This Agreement. This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Articles V and VI and the Servicer’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article XI and the provisions of Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement. Notwithstanding anything herein to the contrary, the Collection Date will be deemed to have occurred upon payment in full of all Obligations pursuant to clause (i) of the first proviso of Section 2.18(b) or pursuant to Section 2.18(c)(i).

SECTION 11.06                                                              GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 11.07                                                              Costs, Expenses and Taxes.

(a)                                  In addition to the rights of indemnification granted to the Trustee, the Bank, the Agent, the Note Purchaser, the Collateral Custodian and its Affiliates under Section 8.01 and Section 8.02 hereof, each of the Borrower, the Servicer and the Transferor agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent, the Note Purchaser, the Trustee, the Bank and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Note Purchaser, the Trustee, the Bank and the Collateral Custodian with respect thereto and with respect to advising the Agent, the Note Purchaser, the Trustee, the Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Agent, the Note Purchaser, the Trustee, the Bank or the Collateral Custodian in connection with the enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b)                                 The Borrower, the Servicer and the Transferor shall pay on demand any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any other Transaction Document or the funding or maintenance of Advances hereunder.

(c)                                  The Servicer and the Transferor shall pay on demand all other reasonable out-of-pocket costs, expenses and Taxes (excluding Taxes imposed on or measured by net income) incurred by the Agent, the Note Purchaser, the Trustee, the Collateral Custodian and the Bank, including, without limitation, all costs and expenses incurred by the Agent and the Note Purchaser in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records.

(d)                                 For the avoidance of doubt, except with respect to the costs and expenses to be paid to the Trustee and the Collateral Custodian, costs and expenses to be paid pursuant to this Section 11.07 shall exclude all allocable overhead costs and expenses.

SECTION 11.08                                                              No Proceedings. Each of the Servicer and the Transferor agree that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

SECTION 11.09                                                              Recourse Against Certain Parties.

(a)                                  No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Agent or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Agent or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Agent or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Agent or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Agent or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Note Purchaser or the Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Agent or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Agent or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Agent or any Secured Party or of any such administrator, or any of them, for breaches by the Agent or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)                                 Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor, the Equityholder or the Servicer or any other Person against the Agent or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor, the Equityholder and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)                                  No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Agent or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d)                                 The provisions of this Section 11.09 shall survive the termination of this Agreement.

SECTION 11.10                                                              Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Servicer to the Agent and the Note Purchaser.

SECTION 11.11                                                              Consent to Jurisdiction; Service of Process.

(a)                                  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 11.02 or at such other address as the Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Note Purchaser or the Agent to serve legal process in any other manner permitted by law.

SECTION 11.12                                                              Characterization of Conveyances Pursuant to the Purchase and Sale Agreements.

(a)                                  It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by the Transferor to the Equityholder and the Equityholder to the Borrower as contemplated by the Purchase and Sale Agreements be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(aa) and Section 5.02(k) hereof) as, a sale by the Transferor and the Equityholder, as applicable, of such Eligible Loan Assets. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Eligible Loan Assets by the Transferor to the Equityholder and the Equityholder to the Borrower to secure a debt or other obligation of the Transferor or Equityholder, as applicable. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Transferor (in the case of the First Tier Purchase and Sale Agreement) or the Equityholder (in the case of the Second Tier Purchase and Sale Agreement), as applicable, then the parties hereto agree that: (i) each of the Purchase and Sale Agreements shall also be deemed to be a security agreement under Applicable Law; (ii) the transfer of the Eligible Loan Assets provided for in the First Tier Purchase and Sale Agreement shall be deemed to be a grant by the Transferor to the Equityholder of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iii) the transfer of the Original Loan Assets provided for in the Original Purchase and Sale Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Original Loan Assets and all amounts payable to the holders of the Original Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iv) the transfer of the Eligible Loan Assets provided for in the Second Tier Purchase and Sale Agreement shall be deemed to be a grant by the Equityholder to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of such Equityholder’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (v) the possession by the Borrower (or the Collateral Custodian on its behalf) of Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (vi), for purposes of perfecting the security interest pursuant to the UCC; and (vi) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Purchase and Sale Agreements. The Borrower shall, to the extent consistent with this Agreement and the other

Transaction Documents, take such actions as may be necessary to ensure that, if either of the Purchase and Sale Agreements were deemed to create a security interest in the Eligible Loan Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b)                                 It is the intention of each of the parties hereto that the Eligible Loan Assets conveyed by the Transferor to the Equityholder pursuant to the First Tier Purchase and Sale Agreement and by the Equityholder to the Borrower pursuant to the Second Tier Purchase and Sale Agreement and by the Transferor to the Borrower pursuant to the Original Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor’s estate or the Equityholder’s estate, as applicable, in the event of the filing of a bankruptcy petition by or against the Transferor or Equityholder, as applicable, under any bankruptcy or similar law.

(c)                                  The Borrower agrees to treat, and shall cause the Equityholder and the Transferor to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(aa) and Section 5.02(k) hereof) (x) the transactions effected by the First Tier Purchase and Sale Agreements as sales of assets to the Equityholder, (y) the transactions effected by the Second Tier Purchase and Sale Agreements as sales of assets to the Borrower and (z) the transactions effected by the Original Purchase and Sale Agreement as sales of the assets to the Borrower. The Borrower and the Servicer each hereby agree to cause each of the Transferor and the Equityholder, as applicable, to reflect in the Transferor’s or Equityholder’s financial records, as applicable, and to include a note in the publicly filed annual and quarterly financial statements of Ares indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of Ares, as finance receivables pledged and non-recourse, secured borrowings and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of Ares, and the creditors of that special purpose entity have received ownership and/or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.

SECTION 11.13                                                              Confidentiality.

(a)                                  Each of the Agent, the Note Purchaser, the Servicer, the Trustee, the Borrower, the Bank, the Equityholder, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses, and all information in connection with or related to the Loan Agreements (including but not limited to any information provided pursuant to Section 6.08), obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any Approved Valuation Firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Agent, the Note Purchaser, the Servicer, the Trustee, the Borrower, the Bank, the Equityholder,  the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents.  Notwithstanding the foregoing provisions of this Section 11.13(a), the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Servicing Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.

(b)                                 Anything herein to the contrary notwithstanding, the Borrower, the Equityholder and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Note Purchaser,  the Trustee or the Collateral Custodian by each other, (ii) by the Agent, the Note Purchaser,  the Trustee and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Agent, the Note Purchaser, the Trustee and the Collateral Custodian to any provider of a surety, guaranty or credit or liquidity enhancement to the Note Purchaser, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.  In addition, the Note Purchaser, the Agent, the Trustee and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)                                  Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Note Purchaser’s, the Agent’s,  the Trustee’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Agent, the Note Purchaser or the Trustee or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer, the Equityholder or the Transferor or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer, the Equityholder or the Transferor.

SECTION 11.14                                                              Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure.  “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 11.15                                                              Waiver of Set Off.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Note Purchaser or its assets.

SECTION 11.16                                                              Headings and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

SECTION 11.17                                                              Breaches of Representations, Warranties and Covenants.

For the avoidance of doubt, no breach or default of any representation, warranty or covenant contained in Sections 4.01, 4.02 or 4.03 or 5.01, 5.02, 5.03, 5.04 that does not constitute an Unmatured Event of Default or Event of Default shall be deemed to be a breach or default hereunder; provided that the foregoing shall not affect the definition of “Eligible Loan Asset”, the definition of “Warranty Event”, Sections 2.07(d), 2.07(f), 2.15, 2.21, 3.02(a), 3.04(g), 5.01(n), 8.01, 8.02, 11.05 and the schedules and exhibits hereto.

SECTION 11.18                                                              Assignments of Loan Assets.

(a)                                  Notwithstanding anything to the contrary herein, solely for administrative convenience and solely in the case of Third Party Acquired Loan Assets, (i) for purposes of clause (a)(i) of the definition of “Required Loan Documents”, the chain of endorsements required therein by the third party to the Transferor, the Transferor to the Equityholder and the Equityholder to the Borrower may be satisfied by a direct endorsement from the applicable third party to the Borrower or (ii) delivery of the transfer documents or instruments required by clause (a)(ii) of the definition of “Required Loan Documents” may be satisfied by delivery of transfer documents or instruments evidencing the assignment of such Loan Asset by the applicable third party directly to the Borrower (and by the Borrower either to the Trustee or in blank).

(b)                                 Nothing in this Section 11.18 shall limit any requirement that all Loan Assets treated as or represented to be Eligible Loan Assets hereunder or in any Transaction Document be purchased by Borrower from the Equityholder pursuant to the Second Tier Purchase and Sale Agreement and by the Equityholder from the Transferor pursuant to the First Tier Purchase and Sale Agreement (as evidenced by the Assignments applicable to each Purchase and Sale Agreement) or any representations or warranties with respect to Loan Assets so purchased or the liabilities or recourse of the Transferor or Equityholder, as applicable, pertaining to such sales.

SECTION 11.19                                                              Affirmation.

Each of the parties hereto confirm, acknowledge and agree that this Agreement is an amendment and restatement of the Original Agreement and that the execution, delivery and performance of this Agreement does not create a novation of any indebtedness existing under the Original Agreement immediately prior to the amendment and restatement on the Restatement Date.  The Borrower confirms, acknowledges and agrees that this Agreement benefits from all collateral security executed in connection with the Original Agreement and that the “Obligations” are secured by, and benefit from, all collateral security and guarantees included in the Transaction Documents.  The Borrower hereby ratifies and confirms that all of the terms and conditions, representations and covenants contained in the Transaction Documents shall remain in full force and effect after giving effect to the execution and effectiveness of this Agreement.

SECTION 11.20                                                              Back-Up Servicer Removal.

Each of the parties hereto agree that Lyon shall no longer be a party to this Agreement and that Lyon is hereby released from and shall have no further rights or obligations under this Agreement. By its signature hereto, Lyon is acknowledging its removal as a party to this Agreement pursuant to this Section 11.20 and is not acknowledging or agreeing to any other provision of this Agreement.

ARTICLE XII.

COLLATERAL CUSTODIAN

SECTION 12.01                                                              Designation of Collateral Custodian.

(a)                                  Initial Collateral Custodian.  The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01.  Until the Agent shall give to U.S. Bank a Collateral Custodian Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

(b)                                 Successor Collateral Custodian.  Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Agent of the designation of a successor

Collateral Custodian pursuant to the provisions of Section 12.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

SECTION 12.02                                                              Duties of Collateral Custodian.

(a)                                  Appointment.  The Borrower and the Agent each hereby appoints U.S. Bank to act as Collateral Custodian, for the benefit of the Secured Parties.  The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)                                 Duties.  From the Closing Date until Restatement Date, the Collateral Custodian was in compliance with its custodial obligations under the Original Agreement in all material respects. From the Restatement Date until its removal pursuant to Section 12.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)                                     The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties.  Within five Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been properly executed and have no mutilated pages, (B) UCC and other filings (required by the Required Loan Documents) have been made, (C) if listed on the Loan Asset Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Underlying Collateral, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the “Review Criteria”).  In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset.  Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Agent and the Servicer of such discrepancy within one Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria.  In addition, if requested in writing (in the form of Exhibit N) by the Servicer and approved by the Agent within 10 Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower.  Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset checklist delivered to it in electronic form.

(ii)                                  In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii)                               All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian in Section 11.02, or at such other office as shall be specified to the Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days prior to such change.  All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to Ares and its Affiliates and subsidiaries; provided, however, the Collateral Custodian shall segregate any commingled files upon written request of the Agent and the Borrower.

(iv)                              On the 12th calendar day of every month (or if such day is not a Business Day, the next succeeding Business Day), the Collateral Custodian shall provide a written report to the Agent and the Servicer (in a form mutually agreeable to the Agent and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.

(v)                                 In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as collateral custodian for others.

(c)                                  (i)                                     The Collateral Custodian agrees to cooperate with the Agent and the Trustee and deliver any Required Loan Documents to the Trustee or Agent (pursuant to a written request in the form of Exhibit N), as applicable, as requested in order to take any action that the Trustee or the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Trustee, the Servicer or the Borrower which conflict with any instructions received by the Agent, the Collateral Custodian shall rely on and follow the instructions given by the Agent.

(ii)                                  The Agent may direct the Collateral Custodian to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).  In the event the Collateral Custodian requests the consent of the Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Agent within 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.

(iii)                               The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Agent.  The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

SECTION 12.03                                                              Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

SECTION 12.04                                                              Collateral Custodian Compensation.

As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees and Collateral Custodian Expenses from the Borrower as set forth in the Trustee and Collateral Custodian Fee Letter.  The Collateral Custodian shall be entitled to receive the Collateral Custodian Fees and Collateral Custodian Expenses to the extent of funds available therefor pursuant to the provision of Section 2.04; provided, that, for the avoidance of doubt, to the extent funds are not so available on any Payment Date to pay such fees or reimburse such expenses incurred during the immediately ended Remittance Period, such payment or reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of:  (i) its removal as Collateral Custodian pursuant to Section 12.05, (ii) its resignation as Collateral Custodian pursuant to Section 12.07 of this Agreement or (iii) the termination of this Agreement.

SECTION 12.05                                                              Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

SECTION 12.06                                                              Limitation on Liability.

(a)                                  The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Agent or (b) the verbal instructions of the Agent.

(b)                                 The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)                                  The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(d)                                 The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio.  The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)                                  The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)                                    The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)                                 It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h)                                 Subject in all cases to the last sentence of Section 12.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Agent, as applicable.  The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Agent.  In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 12.07                                                              Collateral Custodian Resignation.

Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Agent of written notice of such resignation specifying a date when such resignation shall take effect.  Upon the effective date of such resignation, or if the Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Agent or to such Person as the Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit N; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Agent (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

SECTION 12.08                                                              Release of Documents.

(a)                                  Release for Servicing.  From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit N, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer.  All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Trustee, on behalf of the Secured Parties in accordance with the terms of this Agreement.  The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan

Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Trustee, all in the form annexed hereto as Exhibit N.

(b)                                 Limitation on Release.  The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 10 Loan Assets at the time being serviced by the Servicer under this Agreement.  Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Agent.  Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Agent.  The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c)                                  Release for Payment.  Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit N (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.

SECTION 12.09                                                              Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Trustee hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Agent a written request in the form of Exhibit N hereto (signed by both the Borrower and the Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release).  The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

SECTION 12.10                                                              Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer.

The Collateral Custodian shall provide to the Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures.  Prior to the Restatement Date and periodically thereafter at the discretion of the Agent, the Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Credit Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review.  Such review shall be (subject to Section 5.03(d)(ii)) reasonable in scope and shall be completed in a reasonable period of time.  Without limiting the foregoing provisions of this Section 12.10, from time to time on request of the Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Agent to conduct, at the expense of the Servicer (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio.

SECTION 12.11                                                              Custodian as Agent of Trustee.

The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and custodian of the Trustee, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Trustee’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ARES CAPITAL CP FUNDING LLC

	By:	/s/ Richard S. Davis
Name: Richard S. Davis
Title: Chief Financial Officer

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THE SERVICER:	ARES CAPITAL CORPORATION

	By:	/s/ Richard S. Davis
Name: Richard S. Davis
Title: Chief Financial Officer

THE TRANSFEROR:	ARES CAPITAL CORPORATION

	By:	/s/ Richard S. Davis
Name: Richard S. Davis
Title: Chief Financial Officer

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THE AGENT:	WELLS FARGO SECURITIES, LLC

	By:	/s/ Jason Powers
Name: Jason Powers
Title: Director

THE NOTE PURCHASER:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Kevin Sunday
Name: Kevin Sunday
Title: Director

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THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ John T. Edwards
Name: John T. Edwards
Title: Assistant Vice President

THE BANK:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ John T. Edwards
Name: John T. Edwards
Title: Assistant Vice President

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ John T. Edwards
Name: John T. Edwards
Title: Assistant Vice President

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Agreed and Acknowledged:

VARIABLE FUNDING CAPITAL COMPANY LLC, as a Conduit Purchaser under the Original Agreement

	By:	Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as attorney-in-fact

By:	/s/ Haojin Wu
Name: Haojin Wu
Title: Vice President

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Agreed and Acknowledged:

ARES CAPITAL CP FUNDING II LLC, as the Guarantor under the Original Agreement

	By:	/s/ Richard S. Davis
Name: Richard S. Davis
Title: Chief Financial Officer

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Agreed and Acknowledged Solely for Purposes of Section 11.20:

LYON FINANCIAL SERVICES, INC., d/b/a U.S. Bank Portfolio Services, not in its individual capacity but solely as Backup Servicer under the Original Agreement

By:	/s/ John Dockon
Name: John Dockon
Title: Senior Vice President

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Agreed and Acknowledged:
WACHOVIA BANK, NATIONAL ASSOCIATION, as a Hedge Counterparty

	By:	/s/ Kim V. Farr
Name: Kim V. Farr
Title: Director

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